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                                                                   Exhibit 10.17

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                            DOV PHARMACEUTICAL, INC.

                                       AND

                           THE INVESTORS NAMED HEREIN

                           Dated as of August 30, 2001

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                                      INDEX

                                                                          Page
                                                                          ----

SECTION 1. PURCHASE AND SALE OF THE SERIES D PREFERRED ....................    1
      1.1  Description of Securities ......................................    1
      1.2  Charter ........................................................    2
      1.3  Sale and Purchase ..............................................    2
      1.4  Use of Proceeds ................................................    2
      1.5  Closing ........................................................    2
      1.6  Subsequent Closings 2
      1.7  Transfer Taxes .................................................    2
      1.8  Further Assurances .............................................    3

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..................    3
      2.1  Organization and Corporate Power ...............................    3
      2.2  Authorization and Non-Contravention ............................    3
      2.3  Corporate Records ..............................................    4
      2.4  Capitalization .................................................    4
      2.5  Subsidiaries; Investments ......................................    6
      2.6  Financial Statements ...........................................    6
      2.7  Absence of Undisclosed Liabilities .............................    6
      2.8  Absence of Certain Developments ................................    7
      2.9  Accounts Receivable; Accounts Payable ..........................    9
      2.10 Transactions with Affiliates ...................................    9
      2.11 Properties .....................................................    9
      2.12 Tax Matters ....................................................    9
      2.13 Certain Contracts and Arrangements .............................   11
      2.14 Patents, Copyrights, Trademarks and Trade Secrets ..............   12
      2.15 Litigation .....................................................   15
      2.16 Labor Matters ..................................................   15
      2.17 Permits; Compliance With Laws ..................................   15
      2.18 Employee Benefit Programs ......................................   16
      2.19 Insurance Coverage .............................................   17
      2.20 Environmental Matters ..........................................   17
      2.21 Partners .......................................................   17
      2.22 Suppliers ......................................................   17
      2.23 Warranty and Related Matters ...................................   17
      2.24 Illegal Payments ...............................................   18
      2.25 Disclosure .....................................................   18
      2.26 Investment Banking; Brokerage ..................................   18

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS ................   18
      3.1  Investment Status ..............................................   18
      3.2  Authority and Non-Contravention ................................   18
      3.3  Investment Banking; Brokerage Fees .............................   19
      3.4  Other Representations and Stipulations .........................   19


                                      (i)
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SECTION 4. CLOSING CONDITIONS AND DELIVERIES ..............................   20
      4.1  Transactions to Occur Prior to Closing .........................   20
      4.2  Authorization ..................................................   20
      4.3  Approvals, Consents and Waivers ................................   20
      4.4  Deliveries by the Company to the Investors .....................   21
      4.5  Closing Deliveries by Investors to Company .....................   22
      4.6  All Proceedings Satisfactory ...................................   22
      4.7  No Litigation ..................................................   22
      4.8  Fees and Expenses ..............................................   22
      4.9  No Violation or Injunction .....................................   23
      4.10 Representations and Warranties .................................   23
      4.11 No Change in Law ...............................................   23

SECTION 5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES .....................   23
      5.1  Survival of Representations, Warranties and Covenants ..........   23

SECTION 6. COVENANTS OF THE COMPANY TO THE INVESTORS ......................   24
      6.1  Financial Statements ...........................................   24
      6.2  Observer Rights ................................................   25
      6.3  Budget and Operating Forecast; Inspection ......................   26
      6.4  Conduct of Business ............................................   26
      6.5  Payment of Taxes, Compliance with Laws, etc ....................   26
      6.6  Insurance ......................................................   27
      6.7  Maintenance of Properties ......................................   27
      6.8  Material Adverse Changes .......................................   27
      6.9  Management Compensation; Non-Competition and Employee Agreements   27
      6.10 Confidentiality and Related Agreements .........................   27
      6.11 Affiliate Transactions .........................................   27
      6.12 Enforcement of Rights ..........................................   28
      6.13 Qualified Small Business Stock .................................   28
      6.14 Financings .....................................................   28
      6.15 Indemnification ................................................   28
      6.16 Limitations on Indemnification .................................   29
      6.17 Notice; Payment of Losses ......................................   29
      6.18 Lock-Up Agreements .............................................   30
      6.19 Compliance with Laws ...........................................   30
      6.20 Press Releases; Public Announcements ...........................   30

SECTION 7. GENERAL ........................................................   30
       7.1 Waivers and Consents; Amendments ...............................   30
       7.2 Legend on Securities ...........................................   30
       7.3 Governing Law ..................................................   31
       7.4 Section Headings and Gender; Construction ......................   31
       7.5 Counterparts ...................................................   31
       7.6 Notices and Demands ............................................   31
       7.7 Dispute Resolution .............................................   32


                                       (ii)
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      7.8  Consent to Jurisdiction ........................................   33
      7.9  Remedies; Severability .........................................   33
      7.10 Integration ....................................................   34
      7.11 Assignability; Binding Agreement ...............................   34
      7.12 Finder's Fees ..................................................   34
      7.13 Certain Definitions ............................................   34

EXHIBITS

      Exhibit A - Schedule of Investors
      Exhibit B - Amended and Restated Certificate of Incorporation Exhibit C - Form of Stockholders Agreement
      Exhibit D - Form of Liquidation Proceeds Agreement
      Exhibit E - Form of Registration Rights Agreement
      Exhibit F - Form of Opinion of Counsel

DISCLOSURE SCHEDULE

      Schedule 2.2(d)   -  Authorization and Non-Contravention
      Schedule 2.4(a)   -  Capitalization
      Schedule 2.4(c)   -  Capitalization
      Schedule 2.5      -  Subsidiaries and Investments
      Schedule 2.6      -  Financial Statements; Projections
      Schedule 2.7      -  Undisclosed Liabilities
      Schedule 2.8(b)   -  Certain Developments
      Schedule 2.8(f)   -  Certain Developments
      Schedule 2.8(g)   -  Certain Developments
      Schedule 2.8(t)   -  Certain Developments
      Schedule 2.9(b)   -  Accounts Payable
      Schedule 2.10     -  Transactions with Affiliates
      Schedule 2.12     -  Tax Matters
      Schedule 2.13     -  Material Contracts
      Schedule 2.14(a)  -  Intellectual Property
      Schedule 2.14(b)  -  Intellectual Property
      Schedule 2.14(c)  -  Intellectual Property
      Schedule 2.14(d)  -  Intellectual Property
      Schedule 2.15     -  Litigation
      Schedule 2.16     -  Labor Matters
      Schedule 2.17     -  Permits; Compliance with Laws
      Schedule 2.18(a)  -  Employee Benefit Programs
      Schedule 2.19     -  Insurance Coverage
      Schedule 2.21     -  Customers; Distributors and Partners
      Schedule 2.26     -  Investment Banking; Brokerage


                                      (iii)
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                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (this "AGREEMENT") is made and entered into as of August 30, 2001, by and among DOV Pharmaceutical, Inc., a Delaware corporation (the "COMPANY"), and the investors named in EXHIBIT A hereto (each, an "INVESTOR," and collectively, the "INVESTORS").

      WHEREAS, the Investors desire to purchase from the Company, and the Company desires to issue and sell to the Investors in a private placement, the number of shares of the Company's Series D Convertible Preferred Stock, par value $1.00 per share (the "SERIES D PREFERRED"), set forth opposite the name of such Investor listed on EXHIBIT A hereto, which shares are convertible into shares of common stock of the Company, par value $.0001 per share ("COMMON STOCK"), at an initial conversion rate of one-to-one, subject to certain adjustments as set forth in the Certificate of Incorporation (as defined below), for an aggregate purchase price and per share price (the "PER SHARE PURCHASE PRICE") set forth in EXHIBIT A; and

      WHEREAS, in connection with and as a condition precedent to the consummation of the transactions contemplated hereby, among other things (i) the Company has amended and restated its certificate of incorporation in the form attached hereto as EXHIBIT B (the "CERTIFICATE OF INCORPORATION"), (ii) the Company, the Investors, the holders of Series C Preferred (as defined below), Arnold Lippa and Bernard Beer are entering into an amended and restated stockholders agreement in substantially the form attached hereto as EXHIBIT C (the "STOCKHOLDERS AGREEMENT"), (iii) the Company, the Investors and the holders of Series C Preferred are entering into a liquidation proceeds agreement in substantially the form attached as EXHIBIT D (the "LIQUIDATION PROCEEDS AGREEMENT") and (iv) the Company, the Investors and the holders of Series C Preferred are entering into a registration rights agreement in substantially the form attached hereto as EXHIBIT E (the "REGISTRATION RIGHTS AGREEMENT," together with this Agreement, the Certificate of Incorporation, the Stockholders Agreement and the Liquidation Proceeds Agreement, the "TRANSACTION DOCUMENTS").

      NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

SECTION 1. PURCHASE AND SALE OF THE SERIES D PREFERRED

      1.1 DESCRIPTION OF SECURITIES. The Company's authorized capital stock consists of Common Stock, Series B Convertible Preferred Stock, par value $1.00 per share (the "SERIES B PREFERRED"), Series C Convertible Preferred Stock, par value $1.00 per share (the "SERIES C PREFERRED") and Series D Preferred. The Common Stock, Series B Preferred, Series C Preferred and Series D Preferred have the rights, preferences and other terms set forth in EXHIBIT B hereto. The shares of Series D Preferred to be acquired by the Investors from the Company hereunder are sometimes referred to as the "SERIES D PREFERRED SHARES," the shares of Common Stock issuable upon conversion of the Series D Preferred are referred to as the "SERIES D CONVERSION SHARES," and the Series D Preferred and the Series D Conversion Shares are sometimes referred to herein as the "SECURITIES." The Company has authorized and reserved, and covenants to continue to reserve, a sufficient number of shares of its Common Stock necessary to satisfy the rights of conversion of the holders of Series D Preferred as set forth in EXHIBIT B hereto.


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      1.2 CHARTER. Prior to or contemporaneously with the Closing (as defined below) the Company shall file with the Secretary of the State of Delaware the Certificate of Incorporation, and the same shall have become effective in accordance with Delaware law.

      1.3 SALE AND PURCHASE. Upon the terms and subject to the conditions herein, and in reliance on the representations and warranties set forth in
SECTION 2, each of the Investors hereby purchases from the Company, and the Company hereby issues and sells to each of the Investors, the number of Series D Preferred Shares set forth opposite the name of each such Investor in EXHIBIT A hereto, free and clear of any and all liens, claims, charges or encumbrances ("ENCUMBRANCES") and with no restrictions on voting rights or the transfer thereof (in each case other than pursuant to the Transaction Documents and applicable law), for the total aggregate purchase price set forth in EXHIBIT A (the "PURCHASE PRICE").

      1.4 USE OF PROCEEDS. The Company shall apply the proceeds from the sale of the Series D Preferred to the administration of clinical trials, research and development, license and acquisition of pharmaceutical compounds, general and administrative costs and working capital.

      1.5 CLOSING. The closing of the purchase and sale of the Series D Preferred (the "CLOSING"), subject to a maximum sale of 1,400,000 shares thereof, shall take place at a mutually agreeable location on the date hereof (the "CLOSING DATE"). At or as soon as practicable after the Closing, the Company shall deliver or cause to be delivered to each of the Investors stock certificates representing all the Series D Preferred issued hereunder, free and clear of Encumbrances and with no restrictions on voting rights or the transfer thereof (in each case other than pursuant to the Transaction Documents and applicable law). All cash payments hereunder shall be made by wire transfer of same day available funds or such other method acceptable to the Company.

      1.6 SUBSEQUENT CLOSINGS. Any shares of Series D Preferred not sold at the Closing may be sold at one or more subsequent closings (each a "SUBSEQUENT CLOSING"), subject to a maximum sale of 1,400,000 shares of Series D Preferred including such shares sold at the Closing, to occur within 45 days following the Closing. Any such Subsequent Closing shall be held at a time and place mutually agreed to by the Company and the subsequent Investors. The subsequent Investors shall execute a counterpart signature page to this Agreement and all other Transaction Documents, as applicable, in addition to completing and delivering to the Company its standard form investor qualification questionnaire. Upon consummation of each Subsequent Closing, if any, the subsequent Investors of Series D Preferred shall be considered "Investors" within the meaning of this Agreement and shall have all the rights and privileges of and be subject to and bound by all the terms and conditions hereof as of the date of such Subsequent Closing. The Company shall, following each Subsequent Closing, if any, amend EXHIBIT A hereto to reflect such Subsequent Closing and shall deliver a copy thereof to each Investor.

      1.7 TRANSFER TAXES. All transfer taxes, fees and duties under applicable law incurred in connection with the sale and transfer of the Series D Preferred under this Agreement shall be borne


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by the Company and it shall promptly reimburse the Investors for any such tax, fee or duty that any of them is required to pay.

      1.8 FURTHER ASSURANCES. The Company and the Investors from time to time after the Closing at the request of any other party hereto and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as a party may reasonably require to more effectively transfer and assign to, and vest in, the Investors, the Securities and all rights thereto, and to fully implement the provisions of this Agreement.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      In order to induce the Investors to enter into this Agreement and consummate the transactions contemplated hereby, the Company hereby makes to the Investors the representations and warranties contained in this SECTION 2. Such representations and warranties are subject to the qualifications and exceptions set forth in the disclosure schedule delivered to the Investors pursuant to this Agreement (the "DISCLOSURE SCHEDULE"). References to the knowledge or awareness of the Company are deemed to mean the actual knowledge, after reasonable inquiry, of the officers and directors of the Company.

      2.1 ORGANIZATION AND CORPORATE POWER. The Company and its Subsidiaries (as defined below) are corporations or companies, as applicable, duly organized or formed, validly existing and in good standing under the laws of their respective jurisdictions of organization or formation, have all requisite power to own, lease and operate their respective properties and assets and are duly qualified or registered to do business as a foreign corporation or company, as applicable, in each jurisdiction in which the failure to be so duly qualified or registered has had, or would be reasonably likely to have, a material adverse effect on the business or results of operations of the Company (a "MATERIAL ADVERSE EFFECT"). The Company and its Subsidiaries have all required corporate power and authority to carry on their respective businesses as currently conducted, and the Company has all required corporate power and authority to enter into and perform this Agreement and the agreements contemplated hereby to which it is a party and to carry out the transactions contemplated hereby and thereby, including the issuance of the Securities. A copy of the Certificate of Incorporation as amended, certified by the Secretary of State of Delaware and the bylaws certified by the Secretary of the Company, have been furnished to the Investors by the Company, are correct and complete as of the date hereof, and the Company is not in violation of any term of its Certificate of Incorporation or bylaws.

      2.2 AUTHORIZATION AND NON-CONTRAVENTION. This Agreement and all agreements and instruments have been duly executed and delivered by the Company pursuant hereto and, assuming they are the valid and binding obligations of the other parties thereto, are valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency or other laws and regulations affecting creditors' rights generally or by general principles of equity. The execution, delivery and performance of this Agreement and all agreements and instruments executed and delivered by the Company pursuant hereto, the issuance and delivery of the Series D Preferred Shares and, upon conversion thereof, the issuance and delivery of the Series D Conversion Shares have been


3
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duly authorized by all necessary corporate action. The execution and delivery of this Agreement and all agreements and instruments executed and delivered by the Company pursuant hereto, the issuance and delivery of the Series D Preferred Shares and, upon conversion thereof, the issuance and delivery of the Series D Conversion Shares and the performance of the transactions contemplated by this Agreement and such other agreements and instruments do not and will not:

            (a) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) of any provision of the Certificate of Incorporation or bylaws;

            (b) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) or loss of benefit under any contract or obligation to which the Company is a party or by which its assets are bound, or cause the creation of any Encumbrance upon any of the assets of the Company that would reasonably be expected to have a Material Adverse Effect;

            (c) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or other governmental agency applicable to the Company that would reasonably be expected to have a Material Adverse Effect;

            (d) require from the Company any notice to, declaration or filing with, or consent or approval of any governmental authority or third party, except for those consents set forth in SECTION 2.2(d) OF THE DISCLOSURE SCHEDULE, which consents have been obtained;

            (e) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any agreement, permit, license or authorization to which the Company is a party or by which the Company is bound that would reasonably be expected to have a Material Adverse Effect; or

            (f) result in the imposition of a lien upon any material assets of the Company.

      2.3 CORPORATE RECORDS. To its knowledge, the corporate record books of the Company accurately reflect all material corporate actions taken by its stockholders, board of directors and committees. The copies of the corporate records of the Company, as made available to the Investors for review, are true and complete copies of the originals of such documents.

      2.4 CAPITALIZATION.

            (a) Immediately prior to giving effect to the transactions contemplated hereby, the authorized capital stock of the Company consisted of (i) 30,000,000 shares of Common Stock, of which 3,021,137 shares were issued and outstanding and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share, of which 354,643 shares of Series B Preferred and 1,750,000 shares of Series C Preferred were issued and outstanding. As of the Closing and after giving


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      effect to the transactions contemplated hereby, the authorized, issued and outstanding capital stock of the Company shall consist of the aforementioned, plus the aggregate number of shares of Series D Preferred issued to the Investors as listed on EXHIBIT A attached hereto. The relative rights, preferences and other provisions relating to the Series D Preferred are as set forth in the Certificate of Incorporation, and such rights and preferences are valid and enforceable in accordance with their terms. SECTION 2.4(a) OF THE DISCLOSURE SCHEDULE sets forth the name of each holder of options for Common Stock, together with the number of shares for which such options are exercisable with respect to each holder, the applicable vesting schedule, if any, and the applicable exercise price. Except as disclosed in SCHEDULE 2.4(a) OF THE DISCLOSURE SCHEDULE, none of the options or rights listed therein are subject to accelerated vesting by reason of the transactions contemplated hereby or any subsequent sale of the Company. Except as contemplated in the Transaction Documents or as disclosed in SECTION 2.4(a) OF THE DISCLOSURE SCHEDULE (i) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind relating to the issuance or sale of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of capital stock of any class or other equity interests of the Company and (ii) the Company has no obligation to purchase, redeem, or otherwise acquire any of its capital stock or any interests therein, and has not redeemed any shares of its capital stock in the past three years.

            (b) All the outstanding shares of capital stock of the Company including, immediately upon consummation of the Closing and, with respect to subsequent Investors, if any, immediately upon consummation of such Subsequent Closing, the Series D Preferred sold hereunder, have been duly and validly authorized and issued and are fully paid and non-assessable, and have been offered, issued, sold and delivered in compliance with applicable federal and state securities laws without giving rise to preemptive rights of any kind other than such rights duly waived. The Company has duly and validly authorized and reserved (A) 4,438,266 shares of Common Stock (subject to adjustment) for issuance upon conversion of the Series B Preferred, the Series C Preferred, the exercise of warrants (assuming a sale of 1,400,000 shares of Series D Preferred) and for issuance in connection with the Company's stock option programs, (B) 1,400,000 shares of Common Stock (subject to adjustment) for issuance upon conversion of the Series D Preferred and (C) 1,987,730 shares of Common Stock issuable upon conversion of the convertible exchangeable promissory note and the convertible promissory note inclusive of principal and accrued but unpaid interest thereon as of June 30, 2001, each dated as of January 21, 1999, and held by Elan International Services, Ltd., plus from time-to-time such number of additional shares of Common Stock necessary for conversion of additional accrued interest on such notes. The shares of Common Stock so issued will, upon such grant, exercise or conversion, be validly issued, fully paid and non-assessable.

            (c) After giving effect to the transactions contemplated hereby, other than rights set forth herein or in SECTION 2.4(c) OF THE DISCLOSURE SCHEDULE or in the Transaction Documents, there are (1) no preemptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of the Company's capital stock or any interests therein, (2) no rights to have the Company's capital stock registered for sale to the public in connection with the laws of any jurisdiction and (3)


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      no documents, instruments or agreements relating to the voting of the
      Company's voting securities or restrictions on the transfer of the Company's capital stock.

      2.5 SUBSIDIARIES; INVESTMENTS. Except as set forth in SECTION 2.5 OF THE DISCLOSURE SCHEDULE, the Company does not own or control, directly or indirectly, any interest in any other corporation, partnership, limited liability company, association or other business entity, nor has the Company made any investment, nor does it hold any interest in or have any outstanding loan or advance to or from, any person, including, without limitation, any officer, director or stockholder.

      2.6 FINANCIAL STATEMENTS.

            (a) The Company has previously furnished to the Investors and attached hereto on SECTION 2.6 OF THE DISCLOSURE SCHEDULE copies of the following financial statements: (i) DOV Pharmaceutical, Inc. and Subsidiaries consolidated financial statements for the years ended December 31, 2000, 1999 and 1998, with a report thereon by the independent certified public accountants of the Company, and (ii) DOV Pharmaceutical, Inc. and Subsidiaries consolidated unaudited balance sheet as of June 30, 2001 (the "BASE BALANCE SHEET"), and the related unaudited statements of income, retained earnings and cash flows for the six-month period then ended. Except for absence of footnotes in such unaudited financial statements, such financial statements were prepared in conformity with generally accepted accounting principles of the United States applied on a consistent basis, are complete and correct in all material respects and fairly present the financial condition and position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows of the Company and its Subsidiaries for the periods shown therein.

            (b) As of the date of the Base Balance Sheet, the Company had (A) not less than $6,485,175 of working capital (defined as current assets minus current liabilities as so classified on the Base Balance Sheet), (B) not less than $8,726,619 in cash and cash equivalents and (C) a negative net worth of $4,915,859 (defined as total assets minus total liabilities), in each case determined in accordance with generally accepted accounting principles of the United States applied on a consistent basis. As of immediately prior to the Closing and, with respect to subsequent Investors, if any, as of immediately prior to such Subsequent Closing, and prior to giving effect to the transactions contemplated hereunder (other than with respect to fees and expenses such as legal and accounting fees incurred on behalf of the Company in connection with the transactions contemplated hereby) there has been no change in the Company's working capital, cash and net worth as represented in the Base Balance Sheet other than such changes in the ordinary course of business that would not reasonably be expected to have a Material Adverse Effect.

      2.7 ABSENCE OF UNDISCLOSED LIABILITIES. The Company does not have any material liabilities or obligations of any nature, whether accrued, absolute, contingent, asserted, unasserted or otherwise, except liabilities or obligations
(i) stated or adequately reserved against in the Base Balance Sheet, (ii) incurred as a result of or arising out of the transactions contemplated under this Agreement or (iii) as set forth in SECTION 2.7 OF THE DISCLOSURE SCHEDULE.


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      2.8 ABSENCE OF CERTAIN DEVELOPMENTS. Except as set forth in SECTIONS OF
THE DISCLOSURE SCHEDULE set forth below or in connection with or as a result of the transactions contemplated in this Agreement or any of the other Transaction Documents, since June 30, 2001, other than changes that have occurred in respect of the Company conducting its business in the ordinary course or consistent with past practice, there has not been:

            (a) any change in the assets, liabilities, condition (financial or other), properties, business, operations or prospects of the Company and its Subsidiaries from that reflected in the Base Balance Sheet and the related unaudited statements of income, retained earnings and cash flows for the six-month period then ended, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has had or would be reasonably likely to have a Material Adverse Effect, nor, to the Company's knowledge, is any such change threatened;

            (b) except as set forth in SECTION 2.8(b) OF THE DISCLOSURE SCHEDULE, any mortgage, encumbrance or lien placed on any of the properties of the Company and its Subsidiaries other than statutory and purchase money liens and liens for taxes not yet due and payable;

            (c) any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of properties or assets by the Company and its Subsidiaries involving the payment or receipt of more than $100,000;

            (d) any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect;

            (e) any declaration, setting aside or payment of any dividend by the Company, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of its capital stock;

            (f) any labor trouble or claim of unfair labor practices involving the Company or except as set forth in SECTION 2.8(f) OF THE DISCLOSURE SCHEDULE, any change in the compensation payable or to become payable by the Company to any of its officers or employees other than normal merit increases to employees in accordance with its usual practices, or any bonus payment or arrangement made to or with any of such officers or employees or any establishment or creation of any employment, deferred compensation or severance arrangement or employee benefit plan with respect to such persons or the amendment of any of the foregoing;

            (g) any resignation, termination or removal of any officer of the Company or material loss of personnel of the Company or except as set forth in SECTION 2.8(g) OF THE DISCLOSURE SCHEDULE, material change in the terms and conditions of the employment of the Company's officers or key personnel;

            (h) any payment or discharge of a material lien or liability of the Company or its Subsidiaries that was not shown on the Base Balance Sheet;


7
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            (i) any contingent liability incurred by the Company or its
      Subsidiaries as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company or its Subsidiaries, including any write-off or compromise of any accounts receivable other than in the ordinary course of business consistent with past practice;

            (j) any obligation or liability incurred by the Company to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

            (k) any change in accounting methods or practices, collection policies, pricing policies or payment policies of the Company or its Subsidiaries;

            (l) any loss, or any known development that could reasonably be expected to result in a loss, of any significant supplier, customer, distributor or account of the Company;

            (m) any amendment or termination of any material contract or agreement to which the Company is a party or by which it is bound;

            (n) any arrangements relating to any royalty or similar payment based on the revenues, profits or sales volume of the Company;

            (o) any transaction or agreement involving fixed price terms or fixed volume arrangements;

            (p) any other material transaction entered into by the Company or its Subsidiaries;

            (q) any amendment to the Certificate of Incorporation or the Company's by-laws;

            (r) (i) any abandonment, sale, transfer, assignment, conveyance or grant of a security interest in any intellectual property of the Company,
      (ii) any licenses of any intellectual property of the Company to or by the Company and (iii) any disclosure of any confidential information or trade secrets of the Company unless such disclosure was subject to a confidentiality or non-disclosure covenant protecting against unauthorized disclosure thereof;

            (s) any waiver by the Company of a valuable right or of a material debt owed to it;

            (t) except as set forth in SECTION 2.8(t) OF THE DISCLOSURE SCHEDULE, any other event or condition of any character that, either individually or cumulatively, has had a Material Adverse Effect; and

            (u) any agreement or understanding, in writing or oral or established as a course of dealing, for the Company to take any of the actions specified in paragraphs (a) through (t) above.


8
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      2.9 ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE.

            (a) To the Company's knowledge, all the accounts receivable of the Company and its Subsidiaries as set forth in the Base Balance Sheet are valid and enforceable, are not subject to set-off or counterclaim and are fully collectible in the normal course of business, after deducting the reserve for doubtful accounts stated in the Base Balance Sheet, which reserve is in accordance with generally accepted accounting principles of the United States. Since June 30, 2001, the Company has collected its accounts receivable in the ordinary course of its business and in a manner consistent with past practices and has not accelerated any such collections. The Company does not have any accounts receivable or loans receivable from any person affiliated with it or any of its directors or officers or, to its knowledge, its employees or stockholders.

            (b) EXCEPT AS SET FORTH IN SECTION 2.9(b) OF THE DISCLOSURE SCHEDULE, all accounts payable and notes payable of the Company and its Subsidiaries arose in bona fide arm's length transactions in the ordinary course of business and no such account payable or note payable is delinquent by more than 60 days in its payment. Since June 30, 2001, the Company and its Subsidiaries have paid their accounts payable in the ordinary course of business and in a manner consistent with past practices. The Company has no account payable to any person affiliated with it or any of its directors or officers or, to its knowledge, its employees or stockholders.

      2.10 TRANSACTIONS WITH AFFILIATES. Except as set forth in SECTION 2.10 OF THE DISCLOSURE SCHEDULE, there are no loans, leases or other continuing transactions between the Company and any present or former director or officer or, to its knowledge, any employee or stockholder of the Company or, to its knowledge, any member of such officer's, director's, employee's or stockholder's immediate family, or any person controlled by such officer, director, employee or stockholder or his or her immediate family. Except as set forth in SECTION
2.10 OF THE DISCLOSURE SCHEDULE, no director or officer or, to its knowledge, any employee or stockholder of the Company or, to its knowledge, any of their respective spouses or family members, owns directly or indirectly any interest in, or serves as an officer or director or in another similar capacity of, any competitor, customer or supplier of the Company, or any organization that has a material contract or arrangement with the Company.

      2.11 PROPERTIES. The Company has good and valid title to all assets material to its business and to those assets reflected on the Base Balance Sheet and acquired by it after the date thereof (except for properties disposed of since that date in the ordinary course of business), free and clear of Encumbrances, other than liens for Taxes (as hereinafter defined) not yet due and payable and minor Encumbrances that do not materially detract from the value of the property subject thereto or materially impair the operations of the Company and Encumbrances that have arisen in the ordinary course of business. All equipment included in such properties that is necessary to the business of the Company is in good condition and repair (ordinary wear and tear excepted) and all leases of real or personal property to which the Company is a party are fully effective and afford the Company peaceful and undisturbed possession of the premises covered thereby. The property and assets of the Company are sufficient for the conduct of its business as presently conducted.

      2.12 TAX MATTERS.


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            (a) The Company and its Subsidiaries have timely and properly filed all federal, state, local and foreign tax returns required to be filed by them through the date hereof, and all such tax returns so filed are true, correct and complete in all material respects. The Company and its Subsidiaries have paid or caused to be paid all federal, state, local, foreign and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, franchise taxes, employment and payroll related taxes, withholding taxes, transfer taxes, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "TAXES"), so required to be paid through the date hereof whether disputed or not, other than Taxes being disputed by the Company on a good faith basis for which it has established sufficient reserves on its books for payment thereof. The provisions for Taxes in the Base Balance Sheet are sufficient as of its date for the payment of any accrued and unpaid Taxes of any nature of the Company. All Taxes and other assessments and levies that the Company and it Subsidiaries were or are required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities. The Company has delivered to the Investors correct and complete copies of all annual tax returns, examination reports, and statements of deficiencies filed by, assessed against, or agreed to by the Company and it Subsidiaries since July 1, 1998. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to any Tax payment, assessment, deficiency or collection. Except as set forth in
      SECTION 2.12 OF THE DISCLOSURE SCHEDULE (i) neither the Company nor any of its Subsidiaries has never received written notice or, to the Company's knowledge, oral notification of any audit or of any proposed deficiencies from the Internal Revenue Service (the "IRS") or any other taxing authority (other than routine audits undertaken in the ordinary course and that have been resolved on or prior to the date hereof); (ii) there are in effect no waivers of applicable statutes of limitations with respect to any Taxes owed by the Company or its Subsidiaries for any year; (iii) neither the IRS nor any other taxing authority is now asserting or, to the knowledge of the Company, threatening to assert against the Company or its Subsidiaries any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith in respect of the income or sales of the Company; (iv) neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations filing a combined federal income tax return nor does the Company have any liability for Taxes of any other Person under Treasury Regulationsss.1.1502-6 (or any similar provision of foreign, state or local law) or otherwise; and
      (v) neither the Company nor its Subsidiaries have filed a consent under
      Section 341(f) of the Internal Revenue Code of 1986, as amended (the "CODE"), concerning collapsible corporations. Neither the Company nor any of its Subsidiaries has ever been a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing arrangement. Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement covering any employee or former employee thereof that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither the Company nor any of its Subsidiaries is a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.


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

            (b) The taxable year of the Company for federal and state income tax purposes is the fiscal year ended December 31.

            (c) Neither the Company nor any of its Subsidiaries has ever been
      (i) a passive foreign investment company, (ii) a foreign personal holding company, (iii) a foreign sales corporation, (iv) a foreign investment company or (v) a person other than a United States person, each within the meaning of the Code.

            (d) During the one-year period preceding the Closing, the Company has not made any purchases of its own stock.

            (e) The Company's (and any predecessor's) aggregate gross assets, as defined by Section 1202(d)(2) of the Code, at no time between the date of incorporation of the Company and through the Closing have exceeded $50,000,000, taking into account the assets of any corporations required to be aggregated with the Company in accordance with Section 1202(d)(3) of the Code; provided that the Company does not represent that it is a "qualified small business" within the meaning of Section 1202(d)(1).

      2.13 CERTAIN CONTRACTS AND ARRANGEMENTS. Except for the Transaction Documents and except as set forth in SECTION 2.13 OF THE DISCLOSURE SCHEDULE, the Company is not a party or subject to or bound by:

            (a) any contract or agreement involving a potential commitment or payment by the Company in excess of $100,000;

            (b) any contract, lease or agreement that is not cancelable by the Company without penalty on not less than 90 days notice;

            (c) any contract containing covenants directly or explicitly limiting in any material respect the freedom of the Company to compete in any line of business or with any person or entity;

            (d) any contract or agreement relating to the licensing, distribution, development, purchase or sale of its pharmaceutical compounds except in the ordinary course of business consistent with past practices;

            (e) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for borrowing or any pledge or security arrangement;

            (f) any stock redemption or purchase agreements or other agreements affecting or relating to the capital stock of the Company, including any agreement with any stockholder of the Company that includes anti-dilution rights, registration rights, voting arrangements, operating covenants or similar provisions;

            (g) any pension, profit sharing, retirement or stock options plans;


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

            (h) any royalty, dividend or similar arrangement based on the revenues or profits of the Company or any contract or agreement involving fixed price or fixed volume arrangements;

            (i) any joint venture, partnership, manufacturer, development or supply agreement;

            (j) any acquisition, merger or similar agreement;

            (k) any contract with any governmental entity;

            (l) any contract or agreement relating to the licensing, sale, assignment, transfer, acquisition, disclosure or development of, or a grant of a security interest in, the intellectual property of the Company, or any settlement, consent, order, decree or judgment governing the validity, enforceability, use or other restrictions on the Company relating to its intellectual property; or

            (m) any other material contract not executed in the ordinary course of business.

      All such agreements and instruments set forth in SECTION 2.13 OF THE DISCLOSURE SCHEDULE, to the knowledge of the Company, are valid and binding obligations of the other parties thereto, and assuming they are valid and binding obligations of such other parties, are valid and are in full force and effect and constitute legal, valid and binding obligations of the Company, and are enforceable in accordance with their respective terms. The Company has no knowledge of any notice or threat to terminate any such contracts, agreements or instruments, which termination would reasonably be expected to have a Material Adverse Effect. Neither the Company nor, to its knowledge, any other party is in default in complying with any provisions of any such contract, agreement, lease or instrument, and no condition or event or fact exists that, with notice, lapse of time or both, would constitute a default thereunder on the part of the Company, except for any such default, condition, event or fact that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

      2.14 PATENTS, COPYRIGHTS, TRADEMARKS AND TRADE SECRETS.

            (a) SECTION 2.14(a) OF THE DISCLOSURE SCHEDULE contains a true and complete list and brief description of:

                  (i) all United States and non-U.S. patents and patent applications, all United States, state and non-U.S. trademarks, service marks, trade names and copyrights for which registrations have been issued or applied for, and all other United States, state and non-U.S. trademarks, service marks, trade names and copyrights owned by the Company or in which it holds any right, license or interest, showing in each case the product, device, process, service business or publication covered thereby, the owner, the registration or application date, together with the registration, serial or application number, as applicable, and the expiration date, if any;


12
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                  (ii)  all agreements, contracts, licenses, commitments,
                        assignments, settlements, consents, orders, decrees and judgments relating or pertaining to any asset, property or right of the character described in the preceding clause (i) to which the Company is a party or bound;

                  (iii) all licenses or agreements pertaining to mailing lists, know-how, trade secrets, inventions, disclosures, processes, methods, research and development information or uses of ideas to which the Company is a party; and

                  (iv) all registered, assumed or fictitious names under which the Company is conducting business or has within the previous three years conducted business.

            (b) To the Company's knowledge, except as set forth in SECTION 2.14(b) OF THE DISCLOSURE SCHEDULE, all patents owned, controlled or used by the Company are valid and in force and have not been adjudged invalid or unenforceable in whole or part, all patent applications owned or controlled by the Company listed in SECTION 2.14(A) OF THE DISCLOSURE SCHEDULE are in good standing, the Company possesses such rights to such patents and patent applications as are set forth or referred to in SECTION 2.14(a) OF THE DISCLOSURE SCHEDULE and all such patents and patent applications are free and clear of Encumbrances. All registrations for trade names, trademarks, service marks and copyrights listed in SECTION 2.14(a) OF THE DISCLOSURE SCHEDULE, as being owned, controlled or used by the Company are valid and in force and have not been adjudged invalid or unenforceable in whole or part, and all applications for such registrations are in good standing and except as set forth therein all right, title and interest in and to each such trade name, trademark, service mark and copyright so listed as well as the registration and application for registration therefor is owned by the Company free and clear of Encumbrances. Each listed trade name, service mark, copyright and trademark in SECTION 2.14(a) OF THE DISCLOSURE SCHEDULE is currently in use and has not been abandoned. Complete copies of the patents and patent applications and trademark, trade name, service mark and copyright registrations and applications or deposits therefor, and all the agreements listed in SECTION 2.14(a) OF THE DISCLOSURE SCHEDULE, have been delivered or offered to be made available to the Investors.

            (c) Except as set forth in SECTION 2.14(c) OF THE DISCLOSURE SCHEDULE, the Company owns or has the perpetual royalty-free right to use all trademarks, service marks, copyrights, trade names, inventions, improvements, processes, formulae, trade secrets, methods, research and development information, mailing list, know-how and proprietary or confidential information used by it in conducting activities related to the Company's business. The operation of the business of the Company as currently conducted or as contemplated to be conducted by the Company, including services provided by, processes used by, or products manufactured or sold by or on behalf of the Company, and the use of all intellectual property in connection therewith, do not conflict with, infringe, misappropriate or otherwise violate the rights of any third party that would reasonably be expected to have a Material Adverse Effect. Except as disclosed in SECTION 2.14(c) OF THE DISCLOSURE SCHEDULE, the Company has not received written notice alleging any of the foregoing, and no actions, litigation, suits or proceedings have been asserted, are pending or, to the Company's knowledge, threatened against the Company or any licensee of the Company (i) alleging any of the foregoing, (ii) based upon or challenging or seeking to deny or restrict the validity or ownership of or use by the Company or any of its licensees of any intellectual property or (iii) alleging that any of the agreements listed in SECTION 2.14(a) OF THE DISCLOSURE SCHEDULE are in conflict with the terms of any license or other agreement, and to the Company's knowledge there exists no basis therefor.

            (d) Except as set forth in SCHEDULE 2.12(d) OF THE DISCLOSURE SCHEDULE, to the Company's knowledge (i) no third party has misappropriated or is infringing or violating any intellectual property of the Company; (ii) no employee of the Company is obligated under any agreement or subject to any judgment or order of any court or administrative agency that would interfere with the employee's duties to the Company or that would conflict with the business of the Company; and
      (iii) neither the execution nor delivery of this Agreement or agreements executed and delivered by the Company pursuant hereto, nor the carrying on of the Company's business by any of its employees or the conduct of the Company's business as proposed conflict with or result in a breach of the terms of, or constitute a default under, any agreement under which any employee is now obligated. To the Company's knowledge, it is not necessary to utilize any intellectual property rights of any of its employees made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned or licensed on a perpetual royalty-free basis to the Company.

            (e) With respect to each agreement or document listed on SECTION 2.14(a) OF THE DISCLOSURE SCHEDULE: (i) such agreement or document is valid and binding and in full force and effect with respect to the Company assuming, as the Company to its knowledge believes to be the case, that each such agreement or document is valid and binding on the other party or parties thereto; (ii) such agreement or document will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a breach or default under such agreement or document or otherwise give the other party to such agreement or document a right to terminate, materially modify or accelerate such agreement or document; (iii) the Company has not (A) received any notice of termination or cancellation under such agreement or document, (B) received any notice of breach or default under such agreement or document, which breach has not been cured and (C) granted to any other third party any rights under such agreement or document that would constitute a breach of such agreement or document; and (iv) neither the Company or, to the Company's knowledge, any other party to such agreement or document, is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such agreement or document.

            (f) The Company has taken steps in accordance with normal industry practice to maintain the confidentiality of its trade secrets and other confidential intellectual property, including mailing lists, know-how, inventions, invention disclosures, processes, formulae, methods, research and development information or uses of ideas. To the Company's knowledge,
      (i) there has been no misappropriation of any trade secrets or other confidential intellectual property of the Company by any person, (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets or other intellectual property of any other person in the course of such performance as an employee, independent contractor or agent, and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract with the Company relating in any way to the protection, ownership, development, use or transfer of intellectual property.

      2.15 LITIGATION. Except as set forth in SECTION 2.15 OF THE DISCLOSURE SCHEDULE, there is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or affecting any of their properties or assets or, as to matters related to the Company, against any officer, director, stockholder or key employee of the Company in their respective capacities in such positions nor, to the knowledge of the Company, has there occurred any event nor does there exist any condition on the basis of which any such claim may be asserted except in each case for litigation, proceedings, investigations or claims that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect or that do not call into question the validity or hinder the enforceability of this Agreement or any other agreements or transactions contemplated hereby.

      2.16 LABOR MATTERS. The Company employs approximately 19 full-time employees and one part-time employee and generally enjoys good employer-employee relationships. The Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company as of the date hereof or amounts required to be reimbursed to such employees. The Company is and heretofore has been in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours except where the failure to so comply would not be reasonably expected to have a Material Adverse Effect. There are no charges of employment discrimination or unfair labor practices or strikes, slowdowns, stoppages of work or any other concerted interference with normal operations existing, pending or, to the knowledge of the Company, threatened against or involving the Company. The Company is, and at all times has been, in compliance in all material respects with the requirements of the Immigration Reform Control Act of 1986. Except as set forth in SECTION 2.16 OF THE DISCLOSURE SCHEDULE, there are no changes pending or, to the knowledge of the Company, threatened with respect to the senior management or key supervisory personnel or independent contractors of the Company, nor to the Company's knowledge is there any prospective change with respect to such senior management or key supervisory personnel.

      2.17 PERMITS; COMPLIANCE WITH LAWS. The Company and its Subsidiaries have all franchises, authorizations, approvals, orders, consents, licenses, certificates, permits, registrations, qualifications or other rights and privileges (collectively "PERMITS") necessary to permit the ownership of their respective properties and to conduct their respective businesses as presently conducted or proposed to be conducted; all such Permits are valid and in full force and effect, except where the failure to obtain such a Permit would not be reasonably expected to have a Material Adverse Effect and, based upon a reasonable due diligence search, no violations are or have been recorded in respect of any Permit. No Permit is subject to termination as a result of the execution of this Agreement or consummation of the transactions contemplated hereby. The Company and its Subsidiaries are in compliance with all applicable statutes, ordinances, orders, rules and regulations promulgated by any U.S. federal, state, municipal, non-U.S. or other governmental authority that apply to the conduct of their respective businesses, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect. To the Company's knowledge, no material expenditure is currently required by the Company or its Subsidiaries to comply with any existing requirement of law (other than medical and legal requirements in connection with on-going clinical tests) or order of any governmental agency. Neither the Company nor its Subsidiaries have ever entered into or been subject to any judgment, consent decree, compliance order or administrative order with respect to any aspect of their respective businesses, affairs, properties or assets or received any demand letter or formal or informal complaint or claim or, except as set forth in SECTION 2.17 OF THE DISCLOSURE SCHEDULE, any request for information or administrative inquiry from any regulatory agency with respect to any aspect of their respective businesses, affairs, properties or assets.

      2.18 EMPLOYEE BENEFIT PROGRAMS.

            (a) The Company does not maintain or contribute to and for the past five years has not maintained or contributed to, any employee benefit, fringe benefit, stock option, equity-based compensation, phantom stock, bonus or incentive plan, severance pay policy or agreement, retirement, pension, profit sharing or deferred compensation plan or agreement, or any similar plan or agreement (an "EMPLOYEE BENEFIT PLAN") other than the Employee Benefit Plans identified and described in SECTION 2.18(a) OF THE DISCLOSURE SCHEDULE attached hereto. The terms and operation of each such Employee Benefit Plan comply and have heretofore complied with all applicable laws and regulations relating to each such Employee Benefit Plan, except where the failure to so comply would not be reasonably expected to have a Material Adverse Effect. There are no unfunded obligations of the Company under any retirement, pension, profit-sharing, deferred compensation plan or similar program. The Company is not required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or, to the knowledge of the Company, any applicable labor relations law, and all Employee Benefit Plans are terminable at the discretion of the Company without liability to the Company upon or following such termination. Except as described in
      SECTION 2.18(a) OF THE DISCLOSURE SCHEDULE, the Company has never maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees other than as required by part 6 of subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). With respect to any Employee Benefit Plan, to the knowledge of the Company, there has occurred no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law that could result, directly or indirectly, in any Taxes, penalties or other liability to the Company. No litigation, arbitration or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any such Employee Benefit Plan.

            (b) The Company has never maintained any Employee Benefit Plan that has been subject to Title IV of ERISA or Code Section 412, including any "multiemployer plan" (as defined in Section 3(37) or Section 4001(a)(3) of ERISA). Each reference to "Company" in


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

      this Section 2.18 also refers to any other entity that would have ever been considered a single employer with the Company under ERISA Section 4001(b) or part of the same "controlled group" as the Company for purposes of ERISA Section 302(d)(8)(C).

      2.19 INSURANCE COVERAGE. The Company has in full force and effect general commercial, general liability, product liability, professional liability, specified director's and officer's liability, workers compensation and employee's liability and fire and casualty insurance policies with coverages customary for similarly situated companies in the same or similar industries and as required by applicable law. SECTION 2.19 OF THE DISCLOSURE SCHEDULE contains a list and summary coverage of the insurance policies currently maintained by the Company. There are currently no claims pending against the Company under any insurance policies currently in effect and covering the property, business or employees of the Company, and all premiums due and payable with respect to the policies maintained by the Company have been paid to date. To the Company's knowledge, there is no threatened termination of any such policies or arrangements.

      2.20 ENVIRONMENTAL MATTERS. No hazardous waste substances or materials, or oil or petroleum products have been generated, transported, used, disposed, stored or treated by the Company and no hazardous waste substances or materials, or oil or petroleum products have been released, discharged, disposed, transported, placed or otherwise caused to enter the soil or water in, under or upon any real property, owned, leased or operated by the Company or, to the Company's knowledge, with respect to such property, no other Person (including any previous owner, lessee or sublessee), or any property previously owned, leased, subleased or used by the Company. The Company is in compliance in all material respects with all applicable environmental, health and safety laws, rules and regulations.

      2.21 PARTNERS. SECTION 2.21 OF THE DISCLOSURE SCHEDULE sets forth the names of any persons or entities with which the Company has a material strategic partnership or similar relationship ("PARTNERS"). No Partner of the Company has canceled or otherwise terminated its relationship with the Company or has materially decreased its usage or purchase of the services or products of the Company. No Partner has, to the knowledge of the Company, any plan or intention to terminate, cancel or otherwise materially and adversely modify its relationship with the Company.

      2.22 SUPPLIERS. The Company's relationships with its major suppliers are good commercial working relationships, and, within the last 12 months, no supplier that the Company has paid or is under contract to pay $50,000 or more has canceled, materially modified, or otherwise terminated its relationship with the Company, or materially decreased its service, nor to the knowledge of the Company, does any supplier have any plan or intention to do any of the foregoing in a manner that would be reasonably likely to have a Material Adverse Effect.

      2.23 WARRANTY AND RELATED MATTERS. There are no existing or, to the knowledge of the Company, threatened claims against the Company relating to any work performed by the Company, product liability, warranty or other similar claims against the Company alleging that any Company product is defective or harmful.


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      2.24 ILLEGAL PAYMENTS. To the Company's knowledge, neither it nor any
Person (as defined below) affiliated with the Company has ever made on behalf of the Company any illegal payment or contribution of any kind, directly or indirectly, including, without limitation, payments, gifts or gratuities, to United States or foreign national, state or local government officials, employees or agents or candidates therefor.

      2.25 DISCLOSURE. The representations and warranties made or contained in this Agreement and the exhibits hereto, the Disclosure Schedule, the Company's confidential private placement memorandum dated November 20, 2000, including supplement no. 1 thereto dated May 10, 2001, as the same may be further supplemented from time to time (the "MEMORANDUM") and the certificates and statements executed or delivered pursuant to Section 4 below, when taken together, to the Company's knowledge do not, and on the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or other material not misleading in the light of the circumstances in which they were made or delivered.

      2.26 INVESTMENT BANKING; BROKERAGE. Except as provided in SECTION 2.26 OF THE DISCLOSURE SCHEDULE, there are no claims for investment banking fees, brokerage commissions, broker's or finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement payable by the Company or based on any arrangement or agreement made by or on behalf of the Company.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

      In order to induce the Company to enter into this Agreement, each Investor represents and warrants to the Company the following:

      3.1 INVESTMENT STATUS. Each Investor is purchasing the Series D Preferred for its own account, for investment only and not with a view to, or any present intention of, effecting a distribution of such securities or any part thereof except pursuant to a registration or an available exemption under applicable law. Each such Investor acknowledges that the Series D Preferred have not been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or an exemption from such registration is available.

      3.2 AUTHORITY AND NON-CONTRAVENTION. Each Investor has full right, authority and power under its charter, by-laws, governing partnership agreement or otherwise, as applicable, to enter into this Agreement and all agreements and instruments executed by such Investor pursuant hereto and to carry out the transactions contemplated hereby and thereby. This Agreement and all agreements and instruments executed by each Investor pursuant hereto are valid and binding obligations of each of the Investors enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency or other laws and regulations affecting


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creditors' rights generally or by general principles of equity. The execution, delivery and performance of this Agreement and all agreements and instruments executed by each such Investor pursuant hereto have been duly authorized by all necessary action under each such Investor's charter, by-laws or governing partnership agreement, as applicable. The execution, delivery and performance by each Investor of this Agreement and all agreements and instruments to be executed and delivered by each such Investor pursuant hereto do not and will not: (i) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which each such Investor is a party or by which such Investor or its assets is bound, or any provision of each such Investor's organizational documents; (ii) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to each such Investor; or (iii) require from each such Investor any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party (that has not already been obtained).

      3.3 INVESTMENT BANKING; BROKERAGE FEES. No Investor has incurred or become liable for any investment banking fees, brokerage commissions, broker's or finder's fees or similar compensation (exclusive of professional fees to lawyers and accountants) in connection with the transactions contemplated by this Agreement.

      3.4 OTHER REPRESENTATIONS AND STIPULATIONS.

            (a) Each Investor represents that (i) it is an "accredited investor" within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, (ii) it has previously invested in securities of companies in the biotechnology sector and acknowledges that it is able to fend for itself, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities; (iii) it has the ability to bear the economic risks of its investment therein; (iv) it is able, without materially impairing its financial condition, to hold the Securities for an indefinite period of time and to suffer complete loss of its investment; (v) it is to the extent applicable organized under the laws and has a principal office in the state or states indicated for it on the signature page hereto; (vi) it has fully considered the risks of this investment and stipulates that (1) this investment is suitable only for an investor who is able to bear the economic consequences of a total loss thereof, (2) the Securities represent an extremely speculative investment that involves a high degree of risk of loss and (3) there are substantial restrictions on the transferability of, and there may be no public market for, the Securities and that, accordingly, it may not be possible for Investor to liquidate its investment; and (vii) there has been no representation by the Company as to the possible future value of the Securities or to anticipated liquidity events including merger or public registration of the Securities.

            (b) Each Investor acknowledges its understanding that no person other than the Company, its officers and directors and its banker and exclusive placement agent for the Series D Preferred Shares is authorized to give any information regarding the Company. In making its investment in the Securities, Investor has relied only on the information contained


19
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      in the Memorandum, this Agreement and the exhibits hereto, the Disclosure
      Schedule and its own due diligence.

            (c) Each Investor represents that it has been advised that the books and records of the Company are available to such Investor upon reasonable notice, for inspection during reasonable business hours at its principal place of business.

            (d) Each Investor represents that it understands the tax consequences of this investment and it has consulted its own legal, accounting, tax, investment and other advisors with respect to the tax treatment of the investment contained herein by such Investor.

            (e) Each Investor stipulates that the Company is entering into this Agreement in reliance upon the accuracy of the information supplied to the Company by Investor in the Company's standard form investor qualification questionnaire completed by Investor and delivered to the Company.

SECTION 4. CLOSING CONDITIONS AND DELIVERIES

      The obligations of each Investor to purchase and pay for its pro rata portion of the Series D Preferred shall be subject to the fulfillment by the Company to such Investor's reasonable satisfaction or waiver on or before the Closing Date and, with respect to subsequent Investors, if any, as of the date of such Subsequent Closing, of the following conditions:

      4.1 TRANSACTIONS TO OCCUR PRIOR TO CLOSING. Immediately prior to or contemporaneously with the Closing, the Company shall have adopted the Certificate of Incorporation and such Certificate shall have become effective under the laws of the State of Delaware.

      4.2 AUTHORIZATION. The board of directors and stockholders of the Company shall have duly adopted resolutions in the form reasonably satisfactory to the Investors and shall have taken all action necessary for the purpose of authorizing the Company to consummate all the transactions contemplated hereby (including the issuance of the Series D Preferred and, upon conversion thereof, the Series D Conversion Shares).

      4.3 APPROVALS, CONSENTS AND WAIVERS. The Company shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by such parties in connection with the execution and delivery of the Transaction Documents, as applicable, the performance of the transactions contemplated thereby and the continued operation of the business of the Company subsequent to the Closing (and, as applicable, the Subsequent Closing) and the Investors shall have received copies of all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to the Investors, including any and all notices, consents and waivers required from all third parties, including applicable governmental authorities, regulatory agencies, lessors, lenders and contract parties, required to permit the continuation of the business of the Company and the consummation of the transactions contemplated by the Transaction Documents and to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit,


20
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authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of the Transaction Documents.

      4.4 DELIVERIES BY THE COMPANY TO THE INVESTORS. At the Closing and, as applicable, each Subsequent Closing, the Company shall have delivered or made available to the Investors, all in form and substance satisfactory to the Investors, the following:

            (a) Stockholders Agreement executed by the Company and the stockholders of the Company named therein;

            (b) Liquidation Proceeds Agreement executed by the Company and the stockholders of the Company named therein;

            (c) Registration Rights Agreement executed by the Company and the holders of registrable securities covered thereby;

            (d) certificates issued by (i) the Delaware Secretary of State certifying that the Company has legal existence and is in good standing; and
(ii) the Secretary of State (or similar authority) of each jurisdiction in which the Company has qualified to do business as a foreign corporation (or is required to be so qualified) as to such foreign qualification;

            (e) certificate issued by the Secretary of State of the State of Delaware certifying that the Certificate of Incorporation has been filed and or filing receipt thereof from such authority;

            (f) certificate executed by the Secretary of the Company certifying
(i) the names of the officers of the Company authorized to sign this Agreement and the other agreements, documents and instruments executed by the Company pursuant hereto; (ii) copies of consent or other actions taken by the board of directors and stockholders of the Company authorizing the appropriate officers of the Company to execute and deliver this Agreement and all agreements, documents and instruments executed by the Company pursuant hereto, and to consummate the transactions contemplated hereby and thereby, including: (A) adoption of the Certificate of Incorporation; (B) issuance of the Series D Preferred; (C) upon conversion of the Series D Preferred, the issuance of the Series D Conversion Shares; (iii) the effectiveness, and setting forth a copy of, the Certificate of Incorporation and (iv) that a copy of the Company's by-laws, as in effect on the Closing Date and, as applicable, the date of such Subsequent Closing, is attached to such certificate as an exhibit;

            (g) an opinion of Goodwin Procter LLP, counsel for the Company, dated as of the Closing Date and addressed to the Investors and, with respect to subsequent Investors, if any, dated as of the date of such Subsequent Closing and addressed to such subsequent Investors, substantially in the form attached hereto as EXHIBIT F;

            (h) stock certificates evidencing the Series D Preferred Shares acquired from the Company hereunder; and

            (i) such other supporting documents and certificates as the Investors may reasonably request and as may be required or contemplated pursuant to this Agreement.


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      4.5 CLOSING DELIVERIES BY INVESTORS TO COMPANY. At the Closing and, as
applicable, each Subsequent Closing, the Investors and, as applicable, the Subsequent Investors, shall deliver or shall have caused to be delivered to the Company, the following:

            (a) a wire transfer or release from escrow of immediately available funds to the Company for the purchase price for the Series D Preferred to be purchased aggregating in the case of the Closing at least $8,000,000;

            (b) Stockholders Agreement executed by each of the Investors and subsequent Investors, as applicable;

            (c) Registration Rights Agreement executed by each of the Investors and subsequent Investors, as applicable;

            (d) Liquidation Proceeds Agreement executed by each of the Investors and subsequent Investors, as applicable;

            (e) If requested by the Company or counsel to the Investors named in the Escrow Agreement, a counterpart of a duly executed notification from such counsel to release escrow funds; and

            (f) such other supporting documents and certificates, including the Company's standard form investor qualification questionnaire, as the Company may reasonably request and as may be required or contemplated by this Agreement.

      4.6 ALL PROCEEDINGS SATISFACTORY. All corporate and other proceedings of the Company taken prior to or at the Closing (and, as applicable, the Subsequent Closing) in connection with the transactions contemplated by this Agreement, and all documents and evidences incident thereto, shall be reasonably satisfactory in form and substance to the Investors.

      4.7 NO LITIGATION. No action or proceeding by or before any court, administrative body or governmental agency shall have been instituted or threatened that seeks to enjoin, restrain or prohibit, or might result in damages in respect of, this Agreement or consummation of the transactions contemplated by this Agreement. No law or regulation shall be in effect and no court order shall have been entered in any action or proceeding instituted by any party that enjoins, restrains or prohibits this Agreement or the complete consummation of the transactions contemplated in this Agreement.

      4.8 FEES AND EXPENSES. The Company shall have reimbursed the Investors for legal fees and expenses for single legal counsel incurred by them in connection with the transactions contemplated by this Agreement, subject to a maximum reimbursement of $50,000; provided that if there is no Closing such maximum reimbursement shall be limited to $30,000.


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      4.9 NO VIOLATION OR INJUNCTION. The consummation of the transactions contemplated by this Agreement shall not be in violation of any law or regulation, and shall not be subject to any injunction, stay or restraining order.

      4.10 REPRESENTATIONS AND WARRANTIES.

            (a) The representations and warranties of the Company set forth in
      SECTION 2 hereof shall be correct in all material respects on and as of the Closing Date and, with respect to subsequent Investors, if any, on and as of the date of such Subsequent Closing (other than those that are qualified by a reference to materiality, knowledge or otherwise, which representations and warranties as so qualified shall be true and correct in all respects).

            (b) The representations and warranties of the Investors set forth in
      SECTION 3 hereof shall be correct in all material respects on and as of the Closing Date and, with respect to subsequent Investors, if any, on and as of the date of such Subsequent Closing (other than those that are qualified by a reference to materiality, knowledge or otherwise, which representations and warranties as so qualified shall be true and correct in all respects).

      4.11 NO CHANGE IN LAW.

            (a) As of the Closing Date and, with respect to subsequent Investors, if any, as of the date of such Subsequent Closing, there shall not have been any change in any law applicable to any Investor (or subsequent Investor, as applicable), that would prevent the performance of this Agreement or the consummation of any material aspect of the transactions contemplated hereby by such Investor (or subsequent Investor), in each such case to such extent that it would deprive such Investor (or subsequent Investor) of the principal benefits of such transactions.

            (b) As of the Closing Date and, with respect to subsequent Investors, if any, as of the date of such Subsequent Closing, there shall not have been any change in any law applicable to the Company that would prevent the performance of this Agreement or the consummation of any material aspect of the transactions contemplated hereby by the Company, in each such case to such extent that it would deprive the Company of the principal benefits of such transactions.

SECTION 5. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      5.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS.

            (a) All representations, warranties, covenants and agreements of the Company and the Investors made in this Agreement and exhibits hereto, in the Disclosure Schedule and in all other agreements and instruments executed and delivered to the Investors in connection herewith (i) shall be deemed to have been relied upon by the party or parties to whom they are made, and shall survive the Closing and any Subsequent Closing, if any, regardless of any investigation on the part of such party or its representatives and (ii) shall bind the parties'


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

      successors and assigns (including any successor to the Company by way of acquisition, merger or otherwise), whether so expressed or not, and all such representations, warranties, covenants and agreements shall inure to the benefit of the parties and (subject to SECTION 7.11 below) their respective successors and assigns and to their transferees of Securities, whether so expressed or not.

            (b) The representations and warranties contained in SECTIONS 2 and 3 hereof shall expire and terminate and be of no further force and effect after 90 days following the Investor's receipt of the Company's audited financial statements as of and for the fiscal year ending December 31, 2001 (except that any written claim for breach thereof made prior to such expiration date and delivered to the party against whom such indemnification is sought shall survive thereafter and, as to any such claim, such applicable expiration shall not affect the rights to indemnification of the party making such claim); provided that any such written claim by the Investors with respect to a breach of the representations and warranties of the Company may (i) with respect to a breach of the representations or warranties contained in SECTIONS 2.1 and 2.4, be given at any time prior to the date that is two years from the Closing Date and (ii) with respect to a breach of the representations or warranties contained in SECTION 2.12, be given at any time prior to the expiration of the applicable statute of limitations (collectively, the "REPRESENTATION AND WARRANTY SURVIVAL PERIOD").

SECTION 6. COVENANTS OF THE COMPANY TO THE INVESTORS

      The Company (which term shall be deemed to include, for purposes of this SECTION 6, any Subsidiary of the Company formed after the date of this Agreement) shall comply with the following covenants from and after the Closing Date, except as agreed pursuant to a written consent of the Investors holding not less than a majority of the Series D Preferred or securities issued upon conversion thereof (a "MAJORITY INTEREST"). The covenants set forth in this
SECTION 6, other than those set forth in SECTION 6.02 and 6.15 below, shall terminate upon the closing of a Public Offering (as defined in the Certificate of Incorporation) (the "COVENANT SURVIVAL PERIOD").

      6.1 FINANCIAL STATEMENTS. The Company shall maintain a system of accounts in accordance with generally accepted accounting principles of the United States, keep full and complete financial records and shall, so long as there remains issued and outstanding not less than 100,000 Series D Preferred Shares, furnish to the Investors the following reports: (a) within 90 days after the end of each fiscal year commencing with the year ending December 31, 2001, a copy of the balance sheet of the Company as the end of such fiscal year, together with statements of income, retained earnings and cash flows of the Company for such fiscal year, audited and certified by independent public accountants prepared in accordance with generally accepted accounting principles of the United States consistently applied; (b) within 45 days after the end of each of the first three fiscal quarters commencing with the fiscal quarter ending June 30, 2001, a copy of the unaudited balance sheet of the Company as of the end of such fiscal quarter and the unaudited statements of income, retained earnings and cash flows for the Company for such fiscal quarter and for the fiscal year to date, each of the foregoing balance sheets and statements provided under (a) and (b) to set forth in comparative form the corresponding figures for the prior fiscal period and to include a brief


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written discussion and analysis by management of the results shown therein;
provided that the Company may in good faith withhold such information from a competitor of the Company, notwithstanding any assignment pursuant to SECTION 7.11, to the extent that Series D Preferred Shares have been assigned to such competitor.

      6.2 OBSERVER RIGHTS.

            (a) Upon approval by the Company's board of directors (which approval shall not be unreasonably withheld and the reasons for any disapproval articulated in writing to Merlin (as defined below) or to the other holder or holders of Series D Preferred, as applicable) of (i) the person nominated by Merlin BioMed Private Equity Fund, L.P. ("Merlin") and
      (ii) if so requested, the person nominated by any other holder of Series D Preferred holding, together with their Affiliates, at least three percent of issued and outstanding Series D Preferred Shares (provided that if more than one person is so nominated by such other holders, then the nominee shall be the person so elected by the holders of a majority of the outstanding shares of Series D Preferred, from which vote Merlin shall abstain), such nominee or nominees shall be appointed as observer or observers, as the case may be, to the Company's board of directors, (each, an "Observer," and collectively, the "Observers"). Each Observer shall be entitled to notice of, to attend and to receive any documentation distributed to the members of the Company's board of directors before, during or after all meetings (including actions to be taken by written consent) and all committees thereof; provided that the Company reserves the right to withhold any information and to exclude either or both Observers from all or a portion of a board of directors meeting if a majority of the board of directors determines, on advice of counsel, that a conflict of interest may exist with respect to such Observer and the nature of such conflict is articulated in writing to the Observer or Observers so excluded.

            (b) The Observers shall not be permitted to vote at any Company board meetings or be counted for purposes of determining whether there is a sufficient quorum for the board to conduct its business. Each Observer shall agree to hold in confidence and trust and shall execute the Company's standard form nondisclosure and confidentiality agreement so agreeing not disclose to third parties or use for purposes inimical to the Company's best interests any information provided to or learned by it in connection with the rights provided under this SECTION 6.2.

            (c) The rights provided in this SECTION 6.2 are not assignable and shall terminate and be of no further force and effect upon the earlier of
      (i) the closing of a Public Offering or (ii) as to the Observer nominated by Merlin, until such time as Merlin no longer holds at least 50% of the Series D Preferred Shares purchased by it at the Closing and, as to the Observer nominated by the other holder or holders of Series D Preferred Shares, until such time as such Observer's nominator no longer holds at least 50% of the Series D Preferred Shares purchased by it at the Closing (in each of the aforementioned cases, as adjusted for stock dividends, stock distributions, splits, combinations or recapitalizations as provided in the Certificate of Incorporation).

            (d) The Observer nominated by Merlin (who has been approved by the Company's board of directors) shall be Dominique Semon.


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      6.3 BUDGET AND OPERATING FORECAST; INSPECTION.

            (a) The Company shall prepare and submit to its board of directors an annual budget and plan for each fiscal year of the Company at least 30 days prior to the beginning of such fiscal year, together with management's written discussion and analysis of such budget and plan. The budget shall be accepted as the budget for such fiscal year when it has been approved by the board of directors of the Company and, thereupon, a copy of such budget as so approved promptly shall be sent to the Investors. The Company shall review the budget periodically and shall advise the Investors no less frequently than quarterly of all material changes to deviations therefrom. The Company shall, upon reasonable prior notice to the Company and if not less than 100,000 Series D Preferred Shares remain outstanding, permit authorized representatives (including accountants and legal counsel) of the Investors to visit and inspect any of the properties of the Company, including its books of account (and to make copies thereof and take extracts therefrom), and to discuss its affairs, finances and accounts with key executives and independent accountants, all at such reasonable times and as often as may be reasonably requested by the Investors. The foregoing shall be in addition to the Investors' rights under applicable law.

            (b) ACCOUNTANT'S LETTERS. Promptly following receipt by the Company, each audit response letter, accountant's management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company or any of its subsidiaries shall be sent to the Investors.

            (c) NOTICES. Promptly after the commencement thereof, notice shall be sent to the Investors of all actions, suits, claims, proceedings, investigations and inquiries that could materially and adversely affect the Company or any of its Subsidiaries, if any.

            (d) NO OBLIGATION TO PROVIDE INFORMATION TO COMPETITORS. The Company may in good faith withhold any such information or refuse to grant such inspection rights provided for under this SECTION 6.3 to a competitor of the Company, notwithstanding any assignment pursuant to SECTION 7.11, to the extent that Series D Preferred Shares have been assigned to such competitor.

      6.4 CONDUCT OF BUSINESS. The Company shall continue to engage principally in the business now conducted by the Company or a business or businesses similar thereto or reasonably compatible therewith.

      6.5 PAYMENT OF TAXES, COMPLIANCE WITH LAWS, ETC. The Company shall pay and discharge all lawful Taxes, assessments and governmental charges or levies imposed upon it or upon its income or property before the same shall become in default, as well as all lawful claims for labor, materials and supplies that, if not paid when due, might become a lien or charge upon its property or any part thereof; provided that the Company shall not be required to pay and discharge any such Tax, assessment, charge, levy or claim so long as the validity thereof is being contested by the Company in good faith by appropriate proceedings and an adequate reserve therefor has been established on its books. The Company shall comply with all applicable laws and regulations in the conduct of its


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business, including all applicable federal and state securities laws in connection with the issuance of any shares of its capital stock.

      6.6 INSURANCE. The Company shall keep its insurable properties insured, upon reasonable business terms, by financially sound and reputable insurers against liability, and the perils of casualty, fire and extended coverage in amounts of coverage at least equal to those customarily maintained by companies in the same or similar business as the Company. The Company shall also maintain with such insurers insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies engaged in the same or similar business.

      6.7 MAINTENANCE OF PROPERTIES. The Company shall maintain all properties used or useful in the conduct of its business in good repair, working order and condition, ordinary wear and tear excepted.

      6.8 MATERIAL ADVERSE CHANGES. The Company shall promptly advise the Investors of any event that represents or is reasonably likely to result in a material adverse change in the condition (financial or otherwise) or business of the Company, and of each suit or proceeding commenced or, if known by the Company, threatened against the Company that, if adversely determined, in the reasonable judgment of the Company is reasonably likely to have a Material Adverse Effect. The Company shall promptly advise the Investors of any other adverse developments relating to the Company's products and services, and any suit or proceeding commenced or, if known by the Company, threatened that is related to the Company's products and services.

      6.9 MANAGEMENT COMPENSATION; NON-COMPETITION AND EMPLOYEE AGREEMENTS. All compensation decisions for key management of the Company (including stock options and grants, employment agreements, bonuses and phantom stock awards) shall be made by the compensation committee of the Company's board of directors. All employment agreements providing for a term of employment shall be subject to the prior review and approval of such committee.

      6.10 CONFIDENTIALITY AND RELATED AGREEMENTS. At or as soon as practicable after the Closing and in connection with the issuance of awards under the Company's 2000 Stock Option and Grant Plan (the "STOCK OPTION PLAN"), or pursuant to any other Company stock option program, the Company shall require execution of stock option plan agreements approved by the compensation committee and use its best efforts to obtain from all recipients of such awards its standard Confidentiality and Assignment of Inventions Agreement.

      6.11 AFFILIATE TRANSACTIONS. All transactions and agreements (including without limitation any amendment of an existing agreement) by and between the Company and any stockholder, officer, director or key employee of the Company or any person controlling, controlled by, under common control with or otherwise affiliated with, or a member of the family of, any such person, shall be conducted on an arm's length basis, shall be on terms and conditions no less favorable to the

Company than could be obtained from unrelated persons and shall be approved in advance in writing by the Company's board of directors, after full disclosure of the terms thereof.

      6.12 ENFORCEMENT OF RIGHTS. The Company shall diligently enforce all its rights under each of, and will not amend any of, the agreements referred to in SECTIONS 4.4(c), (d) and SECTION 6.10 hereof. The Company shall not effect any transfer of any of the outstanding capital stock of the Company on the stock record books of the Company unless such transfer is made in accordance with the terms of this Agreement and the Stockholders Agreement. The Company shall observe and perform all of the covenants set forth in the Certificate of Incorporation.

      6.13 QUALIFIED SMALL BUSINESS STOCK. The Company covenants that so long as the Series D Preferred is held by the Investors or their permitted transferees in whose hands the Series D Preferred is eligible to qualify as qualified small business stock as defined in Section 1202(c) of the Code, it shall use its reasonable efforts to cause the Series D Preferred to qualify as qualified small business stock. The Company also shall use reasonable efforts to cooperate with any request for information from any Investor regarding whether such Investor's interest in the Company constitutes "qualified small business stock" as defined in Section 1202(c) of the Code, and will assist such Investor with completing any documents necessary for such determination. The Company's obligation to furnish any requested information pursuant to this SECTION 6.13 shall continue notwithstanding the fact that a class of the Company's stock may be traded on an established securities market.

      6.14 FINANCINGS. The Company shall promptly provide to the Investors the terms of, and any investment memoranda prepared by the Company relating to, any material equity financing by the Company; provided that such information may, in the Company's discretion, be withheld until after a term sheet relating thereto has been signed and provided further that the Company may in good faith withhold such information from a competitor of the Company, notwithstanding any assignment pursuant to SECTION 7.11, to the extent that Series D Preferred Shares have been assigned to such competitor.

      6.15 INDEMNIFICATION. Subject to SECTION 6.16, the Company shall defend, indemnify and hold each Investor, their respective affiliates and direct and indirect partners, members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "INVESTOR INDEMNIFIED PARTIES" and individually, an "INVESTOR INDEMNIFIED PARTY") harmless from and against any and all damages, liabilities, losses, claims, obligations, liens, assessments, judgments, Taxes, fines, penalties, reasonable costs and expenses (including reasonable fees of a single counsel representing the Investor Indemnified Parties), as the same are incurred, of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) ("LOSSES"), without regard to any investigation by or for any of the Investor Indemnified Parties, as the same are incurred, based upon or arising out of the following:

            (a) any breach of any representation or warranty made by the Company in SECTION 2 of this Agreement (including in the Disclosure Schedule); provided that the Company's obligation to provide indemnification under this SECTION 6.15(a) shall expire in accordance with the Representation and Warranty Survival Period;

            (b) any breach of any covenant or agreement made by the Company in this SECTION 6; provided that the Company's obligation to provide indemnification under this SECTION 6.15(b) shall expire in accordance with the Covenant Survival Period; or

            (c) any breach of any other agreement executed in connection herewith; provided that the Company's obligation to provide indemnification under this SECTION 6.15(c) shall expire within 18 months of the Closing Date (the "GENERAL SURVIVAL PERIOD," together with the Representation and Warranty Survival Period and the Covenant Survival period, the "INDEMNIFICATION SURVIVAL PERIOD").

      6.16 LIMITATIONS ON INDEMNIFICATION. The Company shall not be obligated to provide indemnification for Losses in respect of claims made pursuant to SECTION
6.15 above unless the total of all Losses in respect of claims made by the Investor Indemnified Parties for indemnification shall exceed $100,000 in the aggregate, whereupon the amount of such Losses in excess of $100,000 in the aggregate shall be recoverable by the Investor Indemnified Parties in accordance with the terms hereof and the maximum amount payable by the Company to each Investor Indemnified Party for Losses in respect of claims for indemnification under SECTION 6.15 shall not exceed the purchase price paid by such Investor Indemnified Party, such purchase price to be calculated by multiplying the Per Share Purchase Price by the number of shares of Series D Preferred purchased by such Party.

      6.17 NOTICE; PAYMENT OF LOSSES.

            (a) Any claim for indemnification by an Investor Indemnified Party under SECTION 6.15 shall be forever barred unless made by notifying the Company before expiration of the respective Indemnification Survival Period by providing written notice to the Company of such claim together with any information with respect thereto as the Company may request. A claim for indemnity for which notice was timely provided but determined payable following the expiration of such period shall not be deemed barred due to such expiration.

            (b) Within 20 calendar days after receiving notice of a claim for indemnification or reimbursement, the Company shall, by written notice to the Investor Indemnified Party, either (i) concede or deny liability for the claim in whole or in part, or (ii) in the case of a claim asserted by a third party, advise that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved. If the Company concedes liability in whole or in part, it shall, within 15 business days of such concession, pay the amount of the claim to the Investor Indemnified Party to the extent of the liability conceded. Any such payment shall be made in immediately available funds equal to the amount of such claim so payable. If the Company denies liability in whole or in part or advises that the matters set forth in the notice are, or will be, subject to contest or legal proceedings not yet finally resolved, then the Company shall not be required to make any payment (except for the amount of any conceded liability payable as set forth above) until the matter is resolved in accordance with this Agreement.

      6.18 LOCK-UP AGREEMENTS. The Company shall obtain agreements in writing from each current and future holder of stock or options of the Company, as a condition to any issuance of stock or grant of options, not to sell publicly any shares of stock without the consent of the Company's underwriters, within 180 days after any Public Offering of the Company's capital stock.

      6.19 COMPLIANCE WITH LAWS. The Company shall, and shall cause its Subsidiaries to, comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any governmental entity.

      6.20 PRESS RELEASES; PUBLIC ANNOUNCEMENTS. No party to this Agreement shall make or cause to be made any press release in respect of this Agreement or the transactions contemplated hereby without the prior consent not unreasonably withheld of both the Company and Merlin, and the parties shall cooperate as to the timing and content of any such press release. All public statements and communications with news media shall be consistent with such press releases.

SECTION 7. GENERAL

      7.1 WAIVERS AND CONSENTS; AMENDMENTS.

            (a) For the purposes of this Agreement and all agreements and instruments executed pursuant hereto, no course of dealing between or among any of the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived except by a written instrument signed by the party or parties so waiving such covenant or other provision.

            (b) No amendment to this Agreement may be made without the written consent of the Company and a Majority Interest of the Investors.

            (c) Except as otherwise set forth in SECTION 6 hereof, any actions required to be taken with respect to consents, approvals or waivers required or contemplated to be given by the Investors hereunder shall require a vote of Investors holding a Majority Interest, and any such action by such Majority Interest shall bind all the Investors.

      7.2 LEGEND ON SECURITIES. The following legend shall be typed on each certificate evidencing any of the securities issued hereunder held at any time by the Investors:

            THE SALES AND OTHER TRANSFERS OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO THE PROVISIONS OF AN AGREEMENT, AS AMENDED FROM TIME TO TIME, BY AND AMONG THE REGISTERED OWNER OF THIS CERTIFICATE, THE COMPANY AND CERTAIN STOCKHOLDERS OF THE COMPANY, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY, WITH RESPECT TO TRANSFERS OF SECURITIES, AND NO TRANSFER HEREOF MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH AGREEMENT.

            THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES OR BLUE SKY LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE ACT OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (3) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES AND BLUE SKY LAWS.

      7.3 GOVERNING LAW. This Agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles thereof.

      7.4 SECTION HEADINGS AND GENDER; CONSTRUCTION. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the agreements and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements and instruments executed and delivered in connection herewith.

      7.5 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

      7.6 NOTICES AND DEMANDS. Any notice or demand that is required or provided to be given under this Agreement shall be deemed to have been sufficiently given and received for all purposes when delivered by hand or facsimile, or five days after being sent by certified or registered mail, postage and charges prepaid, return receipt requested, or two days after being sent by overnight delivery providing receipt of delivery, to the following addresses:

      If to the Company:      DOV Pharmaceutical Inc.
                              433 Hackensack Avenue
                              Hackensack, New Jersey 07601
                              Facsimile: (201) 968-0986, or at any other address designated by the Company

      With a copy to:         Goodwin Procter LLP
                              599 Lexington Avenue
                              New York, New York 10022
                              Attn:  J. Robert Horton
                              Facsimile:  (212) 355-3333

      If to the Investors:    To the address and facsimile number set forth
                              below each Investor's name on the signature pages hereto, or at any other address designated by the Investors to the Company in writing.

      With a copy to:         Shearman & Sterling
                              599 Lexington Avenue
                              New York, New York 10022
                              Attn:  Richard Metsch
                              Facsimile:  (212) 848-7179

      7.7 DISPUTE RESOLUTION.

            (a) All disputes, claims, or controversies arising out of or relating to (i) this Agreement, the Stockholders Agreement, the Registration Rights Agreement or any other agreement executed and delivered pursuant to this Agreement or the negotiation, breach, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, (ii) the rights of the Investors and their successors and the obligations of the Company set forth in the Certificate of Incorporation or (iii) the Investors' ongoing investment in the Company that are not resolved by mutual agreement shall be resolved solely and exclusively by binding arbitration to be conducted before J.A.M.S./Endispute, Inc. in New York, New York before a single arbitrator (the "ARBITRATOR").

            (b) The arbitration shall commence within 90 days of the date on which a written demand for arbitration is filed by any party. The Arbitrator shall have the power to order the production of documents by each party and any third-party witnesses. In addition, each party may take up to three depositions as of right, and the Arbitrator may in his or her discretion allow additional depositions upon good cause shown by the moving party. The Arbitrator shall not have the power to order the answers to interrogatories or a response to a request for admissions. Each party shall provide to the others, no later than seven business days before the date of the arbitration, the identity of all persons that may testify at the arbitration and a copy of all documents that may be introduced at the arbitration or considered or used by a party's witness or expert. The Arbitrator's decision and award shall be made and delivered within six months of the selection of the Arbitrator. The Arbitrator's decision shall set forth a reasoned basis for any award of damages, equitable damages or finding of liability. The Arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not award special or punitive damages, and each party hereby irrevocably waives any claim to such damages.

            (c) The parties shall participate in the arbitration in good faith and, except as provided below (i) bear their own attorneys' fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator. The Arbitrator may in his or her discretion assess costs and expenses (including the reasonable legal fees and expenses of the prevailing party) against any party to a proceeding. Any party unsuccessfully refusing to comply with an order of the Arbitrator shall be liable for costs and expenses, including attorneys' fees, incurred by the other party in enforcing the award. This
      SECTION 7.7 applies to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the limited purpose of avoiding immediate and irreparable harm. If the moving party secures temporary or preliminary injunctive relief in a court of competent jurisdiction the parties agree that they will take all necessary steps to commence arbitration as expeditiously as possible consistent with court instructions, if any. The provisions of this SECTION
      7.7 shall be enforceable in any court of competent jurisdiction.

      7.8 CONSENT TO JURISDICTION. Except as provided in SECTIONS 7.7(c) and 7.9, each of the parties hereto irrevocably and unconditionally consents to the jurisdiction of J.A.M.S./Endispute, Inc. to resolve all disputes, claims or controversies covered by SECTION 7.7. Each party further irrevocably waives any objection to proceeding before the Arbitrator based upon lack of personal jurisdiction or to the laying of venue and further irrevocably and unconditionally waives and agrees not to make a claim in any court that arbitration before the Arbitrator has been brought in an inconvenient forum. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of the other parties hereto.

      7.9 REMEDIES; SEVERABILITY. The parties stipulate that any breach of the provisions of this Agreement, the Stockholders Agreement, the Registration Rights Agreement, or any other agreement executed and delivered pursuant to this Agreement, or of the provisions of the Certificate of Incorporation, by any person subject hereto will result in irreparable injury to the other parties hereto, that the remedy at law alone shall be an inadequate remedy for such breach and that, in addition to any other remedies that they may have, such other parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, and if any provision of this Agreement is ruled by the Arbitrator or by a court to be prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of this Agreement.

      7.10 INTEGRATION. This Agreement including the exhibits, documents and instruments referred to herein or therein constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including any term sheet agreed to by the parties, which shall be considered superseded by the representations, warranties, covenants and agreements of the Company contained herein.

      7.11 ASSIGNABILITY; BINDING AGREEMENT. Each Investor may assign any or all its rights hereunder to any transferee of its shares; provided that the Investor shall give the Company at least 30 days' notice before transferring its Series D Preferred to a competitor of the Company and shall in good faith take into account objections if any to such transfer. This Agreement may not otherwise be assigned by any party hereto without the prior written consent of each other party hereto. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors, heirs, executors, administrators and permitted assigns, and no others. Notwithstanding the foregoing, nothing in this Agreement is intended to give any Person not named herein the benefit of any legal or equitable right, remedy or claim under this Agreement, except as expressly provided herein.

      7.12 FINDER'S FEES. Both the Company and the Investors shall indemnify and hold harmless the other and their respective affiliates, direct and indirect partners, members, stockholders, directors, officers, employees and agents and each person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all Losses incurred with respect to claims relating to investment banking, broker's or finder's fees in connection with the transactions contemplated by this Agreement, arising out of arrangements between the party other than the party asserting such claims and the indemnifying party, except for payment of such finder's fees as provided for in the Private Placement Agreement, dated as of November 20, 2000, by and between the Company and Lazard Freres & Co. LLC, which has been made available to the Investors.

      7.13 CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

            (a) "AFFILIATE" of a person means (i) with respect to a person, any member of such person's family (including any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law); (ii) with respect to an entity, any officer, director, stockholder, partner or investor in such entity or of or in any affiliate of such entity; and (iii) with respect to a person or entity, any person or entity which directly or indirectly controls, is controlled by, or is under common control with such person or entity;

            (b) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

            (c) "PERSON" means an individual, corporation, partnership, association, trust or any unincorporated organization; and

            (d) "SUBSIDIARY" of a person means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by such person.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

      IN WITNESS WHEREOF, the parties have executed this Agreement or have caused this Agreement to be duly executed and delivered by their proper and duly authorized representatives as of the day and year first written above.


      COMPANY:          DOV PHARMACEUTICAL, INC., a Delaware corporation


                        by:   /s/ Arnold Lippa
                              -------------------------------
                              Name:  Arnold Lippa
                              Title: CEO


                  [Signature Page to Stock Purchase Agreement]

      INVESTOR:         MERLIN BIOMED PRIVATE EQUITY FUND, L.P.

                        by:   Merlin BioMed Private Equity, LLC, its General
                              Partner

                              by:   /s/ Stuart Weisbrod
                                    --------------------------------
                                    Name:  Stuart T. Weisbrod
                                    Title: its Managing Member

                                    Address:      c/o Merlin BioMed Group
                                                  230 Park Avenue
                                                  Suite 928
                                                  New York, New York 10169
                                    Facsimile No. (646) 227-5201

                                    Tax ID No. 13-4178600


                 [Signature Page for Stock Purchase Agreement]

                        OPPENHEIMER DISCOVERY FUND

                              by:   /s/ Jayne Stevlingson
                                    --------------------------------
                                    Name: Jayne Stevlingson
                                    Title: Vice President

                                    Address:      Two World Trade Center
                                                  New York, New York 10048
                                    Facsimile No. (212) 321-1159

                                    Tax ID No.  22-2725700

                                    With a Copy to:

                                          OppenheimerFunds, Inc.
                                          Attn:  Banking Operations
                                          6803 South Tucson Way
                                          Englewood, Colorado 80112


                 [Signature Page for Stock Purchase Agreement]

                       BIOTECHNOLOGY VALUE FUND, L.P., a Delaware limited partnership by: BVF Partners L.P., its General Partner

                           by: BVF Inc., its General Partner

                               by: /s/ Mark Lampert
                                   --------------------------
                                   Name:  Mark Lampert
                                   Title: President

                                   Address:      1 Sansone Street
                                                 39th Floor
                                                 San Fransisco, California 94104

                                   Tax ID No.   36-3924731

                                   With a Copy to:

                                                 Pillsbury Winthrop LLP
                                                 50 Fremont Street
                                                 San Francisco, California 94105
                                                 Attn: Jonathan Joseph
                                   Facsimile No. (415) 983-1200


                 [Signature Page for Stock Purchase Agreement]

                       BIOTECHNOLOGY VALUE FUND II, L.P., a Delaware limited partnership by: BVF Partners L.P., its General Partner

                           by: BVF Inc., its General Partner

                               by: /s/ Mark Lampert
                                   --------------------------
                                   Name:  Mark Lampert
                                   Title: President

                                   Address:      1 Sansone Street
                                                 39th Floor
                                                 San Fransisco, California 94104

                                   Tax ID No.   94-3341571

                                   With a Copy to:

                                                 Pillsbury Winthrop LLP
                                                 50 Fremont Street
                                                 San Francisco, California 94105
                                                 Attn: Jonathan Joseph
                                   Facsimile No. (415) 983-1200


                 [Signature Page for Stock Purchase Agreement]

                      INVESTMENT 10 LLC

                       by: BVF Partners L.P., its Investment Advisor

                           by: BVF Inc., its General Partner

                               by: /s/ Mark Lampert
                                   --------------------------
                                   Name:  Mark Lampert
                                   Title: President

                                   Address:      1 Sansone Street
                                                 39th Floor
                                                 San Fransisco, California 94104

                                   Tax ID No.   36-3974481

                                   With a Copy to:

                                                 Pillsbury Winthrop LLP
                                                 50 Fremont Street
                                                 San Francisco, California 94105
                                                 Attn: Jonathan Joseph
                                   Facsimile No. (415) 983-1200


                 [Signature Page for Stock Purchase Agreement]

                       BVF INVESTMENTS LLC

                       By: BVF Partners L.P., its Investment Advisor

                           By: BVF Inc., its General Partner

                               By: /s/ Mark Lampert
                                   --------------------------
                                   Name:  Mark Lampert
                                   Title: President

                                   Address:      1 Sansone Street
                                                 39th Floor
                                                 San Fransisco, California 94104

                                   Tax ID No.   36-3974481

                                   With a Copy to:

                                                 Pillsbury Winthrop LLP
                                                 50 Fremont Street
                                                 San Francisco, California 94105
                                                 Attn: Jonathan Joseph
                                   Facsimile No. (415) 983-1200


                 [Signature Page for Stock Purchase Agreement]

                        PERCEPTIVE LIFE SCIENCES MASTER FUND LTD., a Cayman Islands corporation by: /s/ Andrew C. Sankin
                            --------------------------------------------------
                            Name:  Andrew C. Sankin
                            Title: Director and Chief Operating Officer

                            Address:      c/o Administrator
                                          International Fund Administration Ltd.
                                          48 Par La Ville Road
                                          Suite 464
                                          Hamilton HM11 Bermuda
                            Facsimile No. (441) 295-9637

                            Tax ID Number: 98-0338943


                 [Signature Page for Stock Purchase Agreement]

                        INTEGRATED RISK FACILITIES HOLDINGS, INC.

                        by: /s/ Stuart Farber
                            --------------------------------------------------
                            Name:  Stuart Farber
                            Title: President
                            Address:      40 Fulton Street
                                          New York, New York 10038
                            Facsimile No. (212) 608-1165

                            Tax ID Number: 13-3812989


                 [Signature Page for Stock Purchase Agreement]

                            /s/ Bruce Wainer
                            --------------------------------------------------
                            Bruce Wainer

                            Address:      6 Manor Lane
                                          Westport, Connecticut 06881
                            Facsimile No. 203-222-8850

                            Social Security Number: ###-##-####


                 [Signature Page for Stock Purchase Agreement]

                            /s/ Aaron Harrison
                            --------------------------------------------------
                            Aaron Harrison

                            Address:      4 Northwood Court
                                          Dix Hills, New York 11746
                            Facsimile No. (516) 968-8289

                            Social Security Number: ###-##-####


                 [Signature Page for Stock Purchase Agreement]

                                    /s/ Roger Samet
                                    ------------------------------------------
                                    Roger Samet

                                    Address:      254 East 68th Street
                                                  New York, NY 10021
                                    Facsimile No. (212) 472-2127

                                    Social Security Number: ###-##-####


                 [Signature Page for Stock Purchase Agreement]

                        /s/ Joseph Klein
                        ---------------------------------------
                        Joseph Klein III

                        Address:      1724 Hillside Road
                                      Stevenson, Maryland 21153
                        Facsimile No. 212-202-3621

                        Social Security Number: ###-##-####


                 [Signature Page for Stock Purchase Agreement]

                                    ARDARA US DIRECT INVESTMENT LTD.

                                    By: Its Director

                                        By: /s/ [SIGNATURE ILLEGIBLE]
                                            ----------------------------------
                                            Name:
                                            Title:

                                        Address:      Vanterpool Plaza
                                                      Wickhams Cay, 1
                                                      Roadtown
                                                      Tortola
                                                      British Virgin Islands

                                        With a Copy to:

                                                      Marie France Bastaroli
                                                      Lombard, Odier & Cie
                                                      11, rue de la Corraterir
                                                      1204 Geneva
                                                      Switzerland
                                        Facsimile No. 011-41-22-709-3944


                 [Signature Page for Stock Purchase Agreement]

                        DACHA CAPITAL

                        by:   /s/ Jean Guy Lambert
                              --------------------------------------
                              Name:  Jean Guy Lambert
                              Title: President

                              Address:      1801 Avenue McGill College
                                            Bureau 1260
                                            Montreal (Quebec) H3A2N4

                              Tax ID No.    N/A

                              Facsimile No. 514-286-7811


                 [Signature Page for Stock Purchase Agreement]

                            DOV PHARMACEUTICAL, INC.

                               DISCLOSURE SCHEDULE

      Reference is made to the Stock Purchase Agreement (the "STOCK PURCHASE AGREEMENT"), dated as of August 30, 2001, among DOV Pharmaceutical, Inc. (the "COMPANY") and the persons identified on the signature pages thereto as the "Investors." Capitalized terms used in this Disclosure Schedule but not defined herein shall have the meanings ascribed in the Stock Purchase Agreement.

      The Disclosure Schedules are qualified in their entirety by reference to specific provisions of the Stock Purchase Agreement and are not intended to constitute, and shall not be construed as constituting, representations or warranties of the Company except to the extent provided in the Stock Purchase Agreement. Furthermore, any disclosure made under any one section of this Disclosure Schedule shall be deemed to be a disclosure made under any other section of this Disclosure Schedule where such information would be applicable to such section as required under the Stock Purchase Agreement.

              SCHEDULE 2.2(d) - AUTHORIZATION AND NON-CONTRAVENTION

1. Pursuant to the Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State on November 20, 2000 ("PRE-CLOSING CERTIFICATE"), the Company must obtain the affirmative vote (or consent) of the holders of a majority of the outstanding shares of Series C Convertible Preferred Stock to issue the Series D Preferred Shares.

2. Pursuant to Delaware General Corporation Law, the Company must obtain the consent of a majority of the outstanding shares of common stock, and a majority of the outstanding shares of Series C Preferred, to amend its Pre-Closing Certificate.

3. Within fifteen days of the Closing, the Company intends to file notice of the sale of securities with the United States Securities and Exchange Commission ("SEC") pursuant to Regulation D, Section 4.

4. The Company will file an amendment to Form 99 with the New York State Department of Law, originally filed in October 1998 and amended in March 2000 and November 2000.

                        SCHEDULE 2.4(a) - CAPITALIZATION

                  DOV OPTION HOLDERS(1) AS OF AUGUST 10, 2001

                                 Date of
                                 Grant/        Exercise
Name                 Options  Authorization    Price ($)   Vested    Unvested
- --------------------------------------------------------------------------------
Arnold Lippa         100,000    12/10/98          4.42    100,000          0
                      30,000     1/17/00          4.00     30,000          0
- --------------------------------------------------------------------------------
Bernie Beer          100,000    12/10/98          4.42    100,000          0
                      30,000     1/17/00          4.00     30,000          0
- --------------------------------------------------------------------------------
Stephen Petti         75,000      7/1/99          3.68     75,000          0
                      10,000     1/17/00          4.00     10,000          0
                      20,000      8/3/00          4.50     10,000     10,000
                      95,000     3/15/01          6.50          0     95,000
- --------------------------------------------------------------------------------
Paul Schiffrin        50,000     7/12/99          3.68     50,000          0
                       5,000     1/17/00          4.00      5,000          0
                      10,000      8/3/00          4.50      5,000      5,000
                       5,000     3/15/01          6.50          0      5,000
- --------------------------------------------------------------------------------
Jill Stark            10,000      2/3/00          4.00     10,000          0
                      10,000      8/3/00          4.50     10,000          0
                       5,000     3/15/01          6.50          0      5,000
- --------------------------------------------------------------------------------
Morgen Lippa           5,000     1/17/00          4.00      5,000          0
                       5,000      8/3/00          4.50      2,500      2,500
                       5,000     3/15/01          6.50          0      5,000
- --------------------------------------------------------------------------------
Gary Beer              5,000     1/17/00          4.00      5,000          0
                       5,000      8/3/00          4.50      2,500      2,500
                       5,000     3/15/01          6.50          0      5,000
- --------------------------------------------------------------------------------
AnnMarie Dodson        5,000     1/17/00          4.00      5,000          0
                       5,000      8/3/00          4.50      2,500      2,500
                       2,000     3/15/01          6.50          0      2,000
- --------------------------------------------------------------------------------
Brenda Blowe           1,000      8/3/00          4.50        500        500
                       1,000     3/15/01          6.50          0      1,000
- --------------------------------------------------------------------------------
Cyndi Elia             2,000      8/3/00          4.50      1,000      1,000
                       2,000     3/15/01          6.50          0      2,000
- --------------------------------------------------------------------------------
Zola Horovitz         50,000    12/10/98          4.42     50,000          0
                      25,000     1/17/00          4.00     25,000          0
                      20,000      8/3/00          4.50     10,000     10,000
- --------------------------------------------------------------------------------
Mark Lampert          10,000      8/3/00          4.50      5,000      5,000
- --------------------------------------------------------------------------------
Patrick Ashe          25,000     1/17/00          4.00     25,000          0
                      20,000      8/3/00          4.50     10,000     10,000
- --------------------------------------------------------------------------------
Marc Radin             5,000     1/17/00          4.00      5,000          0
- --------------------------------------------------------------------------------
Joe Siegelbaum        25,000     1/17/00          4.00     25,000          0
- --------------------------------------------------------------------------------
David Farb            10,000    12/10/98          4.42     10,000          0
- --------------------------------------------------------------------------------

- ----------
(1) All options granted prior to November 21, 2000, have been granted under the Company's 1998 Stock Option and Grant Plan (the "98 Plan") and, except for Phil Skolnick's options (which were not issued under any Plan but were charged against the original pool of Common Stock available for issuance as stock options), all other options will be charged to the Company's 2000 Stock Option and Grant Plan (the "2000 Plan"). Under the 98 Plan, 50% percent of each Stock Option (as defined therein) shall vest six months from the date of its grant and the remaining 50% shall vest 18 months from the date of the grant thereof. Under the 2000 Plan, all Stock Options (as defined therein) granted are subject to the term fixed by the committee of the Board of Directors of the Company, but no Stock Option (as defined therein) shall be exercisable more than ten years after the date the Stock Option (as defined therein) is granted. The form 2000 Stock Option plan provides that 25% percent of each Stock Option (as defined therein) shall vest one year from the date of its grant and the remaining 75% shall vest on a monthly basis over 36 months. However, such vesting schedule under the 2000 Plan may be altered at the discretion of the committee of the Board of Directors of the Company ("Board"). Pursuant to the Board meeting of July 9, 2001, the Board approved an increase in the available options in the stock option plan from 1,242,500 to 1,992,500.

- --------------------------------------------------------------------------------
Pal Czobor            30,000    11/21/00          6.50          0     30,000
                       2,000     3/15/01          6.50          0      2,000
- --------------------------------------------------------------------------------
Robert Horton         25,000     5/31/00          4.50     12,500     12,500
- --------------------------------------------------------------------------------
Arlene Dudley          1,000     3/15/01          6.50          0      1,000
- --------------------------------------------------------------------------------
Margarita Strand       1,000     3/15/01          6.50          0      1,000
- --------------------------------------------------------------------------------
David Levy            40,000     6/11/01          6.50          0     40,000
- --------------------------------------------------------------------------------
Richard Vogel         30,000     3/20/01          6.50          0     30,000
- --------------------------------------------------------------------------------
Phil Skolnick        250,000     7/10/00          4.50          0    250,000
                   ============                           ======================
             Total 1,172,000                              636,500    535,500
- --------------------------------------------------------------------------------

Pursuant to the Employment Agreement, between Barbara Duncan and the Company (the "DUNCAN AGREEMENT"), dated as of July 30, 2001, the Company will grant Ms. Duncan 225,000 options upon the closing of this transaction and the commencement of her employment prior to September 30, 2001.

ACCELERATED VESTING

The following option grants are subject to accelerated vesting upon sale of the
Company:

1. Pursuant to the Employment Agreement, dated as of July 1, 1999, between Stephen J. Petti and the Company, should a termination of employment by Mr. Petti or a change of control as defined therein occur, Mr. Petti shall immediately have the right to exercise all stock options, including unvested options.

2. Pursuant to the Employment Agreement, dated as of December 10, 1998, between Arnold S. Lippa and the Company, should a termination of employment by Dr. Lippa or a change of control as defined therein occur, Dr. Lippa shall immediately have the right to exercise all stock options, including unvested options.

3. Pursuant to the Employment Agreement, dated as of December 10, 1998, between Bernard Beer and the Company, should a termination of employment by Dr. Beer or a change of control as defined therein occur, Dr. Beer shall immediately have the right to exercise all stock options, including unvested options.

4. Pursuant to the Employment Agreement, dated as of July 10, 2000, between Phil Skolnick and the Company, should a termination of employment by Dr. Skolnick or a change of control as defined therein occur, Dr. Skolnick shall immediately have the right to exercise all stock options, including unvested options.

5. Pursuant to the Duncan Agreement, upon the Closing and the subsequent grant of stock options discussed above, should a termination of employment by Ms. Duncan or a change of control as defined therein occur, Ms. Duncan shall have the right to exercise her stock options, in a manner defined therein.

6. All stock option grants under the 98 Plan immediately vest and become exercisable upon a change of control.

WARRANTS

1. The Company issued warrants to purchase 75,000 shares of Common Stock to EIS on January 21, 1999.

2. The Company issued warrants to purchase 67,873 shares of Common Stock to Aurora Capital LLC ("Aurora") on January 21, 1999. Aurora subsequently distributed the warrants to employees as compensation and to its members as distributions.

3. The Company issued warrants to purchase 131,250 shares of Common Stock to Aurora on June 20, 2000. Aurora subsequently distributed the warrants to employees as compensation and to its members as distributions.

4. The Company issued warrants to purchase 25,000 shares of Common Stock to Sandra Panem on January 17, 2000.

OUTSTANDING ARRANGEMENTS TO ISSUE EQUITY INTERESTS OF THE COMPANY

1. Pursuant to the Convertible Promissory Note, dated as of January 21, 1999, made by the Company in favor of EIS, in a principal amount not to exceed $7,008,750 (the "CONVERTIBLE NOTE"), until the Convertible Note is repaid in full, the holder thereof has the right to convert the outstanding principal amount and accrued and unpaid interest thereon into shares of Common Stock at $6.44 per share.

2. Pursuant to the Convertible Exchangeable Promissory Note, dated as of January 21, 1999, made by the Company in favor of EIS, in the principal amount of $8,010,000 (the "CONVERTIBLE EXCHANGEABLE NOTE," together with the Convertible Note are collectively referred to as, the "NOTES"), until the Convertible Exchangeable Note is repaid in full, the holder thereof has the right to convert the outstanding principal amount and accrued and unpaid interest thereon into shares of Common Stock at $5.52 per share.

3. Pursuant to the Pre-Closing Certificate the holders of Series C Preferred have a pre-emptive right to purchase Series D Preferred Shares and warrants proposed to be issued in connection therewith.

4. Pursuant to the Securities Purchase Agreement, dated as of January 21, 1999, between EIS and the Company (the "EIS SECURITIES PURCHASE AGREEMENT") EIS and/or its affiliates have a pre-emptive right to purchase Series D Preferred Shares.

5. Pursuant to the Duncan Agreement, the Company will grant Ms. Duncan 225,000 options upon the closing of this transaction and the commencement of her employment prior to September 30, 2001.

6. The Company has an obligation to issue warrants to purchase 10,000 shares of Common Stock to Scientia Communications, Inc. ("SCIENTIA") upon the consummation of the Closing.

7. The Company is obligated to issue warrants to purchase that number of shares of Common Stock equal to 3% of the aggregate number of Series D Preferred Shares issued in connection with the transaction contemplated by the Stock Purchase Agreement to Lazard Freres & Co. ("LAZARD") It is the Company's understanding that Lazard will transfer certain of such warrants to Aurora for its assistance in placement services.

8. Series B Preferred Shares are convertible into Common Stock upon the affirmative vote of 75% of the holders thereof.

9. The Series C Preferred Shares are convertible into Common Stock at any time.

CO-SALE RIGHTS

1. The Stockholders Agreement between the Company, the holders of Series C Preferred and Drs. Lippa and Beer, dated as of June 20, 2000, provides the holders of Series C Preferred a co-sale right upon a sale of Common Stock by Drs. Lippa and Beer.

                        SCHEDULE 2.4(c) - CAPITALIZATION

1. See Warrants, Outstanding Arrangements to Issue Equity Interests of the Company and Co-Sale Rights on Schedule 2.4(a).

2. The Company has certain repurchase rights and there are certain restrictions on the transfer of all stock options granted under the 1998 and 2000 Option Plans as well as those stock options granted to Dr. Skolnick.

3. Pursuant to the Preferred Stock Purchase Agreement, dated as of June 30, 1998, between Neurocrine Biosciences, Inc. ("NEUROCRINE") and the Company, Neurocrine has been granted certain registration rights.

4. Registration Rights Agreement, dated as of January 21, 1999, between the Company and EIS.

5. Registration Rights Agreement, dated as of June 20, 2000, among the Company and the holders of the Series C Preferred.

                   SCHEDULE 2.5 - SUBSIDIARIES AND INVESTMENTS

1. On January 21, 1999, the Company and Elan International Services, Ltd. ("EIS"), a wholly-owned subsidiary of Elan Corporation, PLC ("ELAN"), formed DOV Newco, Ltd., a Bermuda exempt limited company ("DOV NEWCO"), which owns 100% of the issued and outstanding share capital of Nascime Limited, an Irish private limited company ("NASCIME"). The Company owns 80.1%, while EIS owns the remaining 19.9%, of DOV Newco's capital stock. The Company's present equity position is subject to EIS' right to exchange the principal amount of the Convertible Exchangeable Note into the number of shares of DOV Newco capital stock that would increase its equity ownership therein to 50% from 19.9%.

2.    The Convertible Exchangeable Note and the Convertible Note.

3. Summit Bank provides the Company with a line of credit, in the form of an overdraft allowance of up to $25,000

4.    The Company has a corporate account with American Express.

5. The Company maintains interest bearing bank accounts and invests in short-term financial instruments in the ordinary course of business.

                SCHEDULE 2.6 - FINANCIAL STATEMENTS; PROJECTIONS

[Financial Statements]

                     SCHEDULE 2.7 - UNDISCLOSED LIABILITIES

1.    See Schedule 2.6.

2. On March 8, 2001, following a request for investigation by Andrx, DOV received a letter from the Federal Trade Commission ("FTC") stating that it was "conducting a nonpublic investigation to determine whether Biovail Corporation or any other person is engaging in unfair methods of competition" in violation of the Federal Trade Commission Act, and that the "primary focus . . . is the legality of Biovail's recent [Orange Book] listing [of the DOV diltiazem patent]." The stated purpose of the FTC letter is to seek from DOV, on a voluntary, confidential basis, disclosure to the FTC of certain requested information related to the patent. Although the letter states that it should not be viewed as an accusation of wrongdoing, there can be no reasonable assurance as to any course of action the FTC may take with respect to DOV, Biovail, the Biovail License Agreement or any other person. DOV has furnished the FTC, in a timely fashion, all information so requested except, as permitted, attorney-client privileged material so described. On July 24, 2001, the FTC issued a formal subpoena to the Company regarding this matter but indicated that the document production called for could be satisfied by the Company's prior response to an informal FTC request for documents.

3. Under the Joint Development and Operating Agreement, dated as of January 21, 1999, among the Company, among Elan, EIS, DOV Newco and Nascime, (the "JOINT VENTURE"), Elan is permitted to terminate the license if DOV enters into a license agreement with a listed technological competitor--"Biovail" is so listed--provided that such competitor is thereby "materially engaged or involved with the business or development" of DOV. Other change of control termination rights exist in the event a technological competitor acquires at least 10% of the Company's voting stock or otherwise controls or influences in any material respect the management or business of DOV. Biovail neither holds nor has any options to acquire any voting shares of DOV. The Company has a number of compounds and patents and retains substantial control under the Biovail License Agreement to the one patent covered thereby. The Company therefore does not believe that it cedes material control or influence over its business to Biovail under such Agreement. The Biovail License Agreement is structured in a manner similar to that of a joint venture and gives both joint venture partners a veto over major decisions. For these and other reasons, DOV does not believe Elan's consent was required nor does it believe that Elan is entitled to terminate its license as a result of the Company's conclusion of the Biovail License Agreement without such consent. Nonetheless, a waiver from Elan was sought but the parties were unable to reach terms for the grant of such a waiver. Elan has not threatened to terminate the Joint Venture license as a result. If Elan were entitled to and did terminate its Joint Venture license by reason of the Biovail License Agreement, this could lead to a termination of the Joint Venture's business and a termination of the Company's license thereto as well, and each joint venture party would thereupon succeed to its original grant of rights plus the joint venture rights developed that relate predominately to its pre-license rights.

4. Subsequent to the January 12, 2001, out-licensing of the diltiazem patent, licensee Biovail listed that patent in the FDA's APPROVED DRUG PRODUCTS WITH THERAPEUTIC EQUIVALENCE EVALUATIONS, commonly known as the "ORANGE BOOK," and stated that the diltiazem patent covered Biovail's branded Tiazac formulation. The effect of this filing was to temporarily prevent Biovail's potential competitor, Andrx Pharmaceuticals, Inc. ("ANDRX"), from obtaining FDA approval of its abbreviated new drug application for a generic version of Tiazac and marketing that generic drug. As a result, Andrx filed an action in the U.S. District Court for the Southern District of Florida (the "FLORIDA LITIGATION") (and pending establishment of jurisdiction, a parallel action in the U.S. District Court for the District of Columbia) against Biovail Corporation International and certain U.S. Government parties seeking, among other relief, the de-listing of the diltiazem patent from the Orange Book.

      Andrx's pleadings in the Florida Litigation included a motion for preliminary injunction to require Biovail to de-list the diltiazem patent from the Orange Book. Andrx's complaint also seeks to (i) invalidate the Company/Biovail License Agreement as an unreasonable restraint of trade in violation of the Sherman Antitrust Act and to enjoin Biovail from fulfilling its obligations under or exercising its rights as a party to that Agreement; (ii) declare that its generic Tiazac formulation does not infringe the diltiazem patent; and (iii) declare the diltiazem patent invalid.

      In connection with Andrx's motion to de-list the diltiazem patent in the Florida Litigation, the FDA initially filed papers arguing that its duty in listing patents in the Orange Book was simply a ministerial one, and that if there were a dispute between two private parties whether a patent was properly listed in the Orange Book, it was up to those parties to resolve the dispute. However, on February 28, 2001, after reviewing Biovail's submissions, the FDA filed a Change of Position conveying its view, based upon those submissions and the FDA's review of Biovail's own NDA for Tiazac, that the diltiazem patent did not cover an approved formulation of Tiazac and, therefore, was improperly listed in the Orange Book. In its Change of Position, the FDA further stated that it would refrain from taking any unilateral action with regard to de-listing the diltiazem patent until the court ruled on Andrx's then-pending motion for a preliminary injunction.

      On March 6, 2001, the court in the Florida Litigation denied Andrx's motion for a preliminary injunction to de-list the diltiazem patent. The court held that Andrx had no private cause of action to enforce the provisions of the Hatch-Waxman Act, and that only the federal government had the right to enforce the provisions of the Food, Drug and Cosmetics Act, of which the Hatch-Waxman Act is a part, or to restrain violations of the Food, Drug and Cosmetics Act. According to the court in the Florida Litigation, it is initially solely within the province of the FDA to determine whether a patent should or should not be listed in the Orange Book. Thus, the FDA is now free to exercise its jurisdiction over the propriety of the Orange Book listing of the diltiazem patent and is presumably considering what actions, if any, would be appropriate for it to take in light of the court's March 6, 2001, ruling in the Florida Litigation. The court also ruled that Andrx had presented no evidence in its motion to support an injunction de-listing the patent based upon alleged violations of federal antitrust or Florida unfair competition laws. That holding did not affect the validity of those claims as alleged in the complaint, only that Andrx had presented no evidence in its preliminary injunction motion to support an injunction based upon those claims.

      While the court stated that "it is the FDA's job to determine whether to list or de-list a patent," it recognized that if the FDA is unwilling to act on its own, the propriety of the listing can be litigated in connection with a patent infringement suit filed under the Hatch-Waxman procedures (discussed below), which allows the court hearing the patent infringement suit to shorten the 30-month statutory stay. In its pleadings filed in the Florida Litigation, Biovail requested that Andrx provide to it samples of its generic Tiazac for testing in order to determine whether Andrx's product infringes the diltiazem patent.

      Under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly known as the Hatch-Waxman Act, an applicant for approval of a generic drug must, if it wishes to have its generic application proceed in the face of an Orange Book-listed patent claiming the pioneer drug, certify that its generic drug either does not infringe the patent stated to be applicable to the pioneer drug or that such patent is invalid. This is commonly known as a Paragraph IV certification. The Paragraph IV certification must be sent to the patent holder and the owner of the pioneer drug to which the listed patent is applicable. Approval of the generic drug is then held in abeyance for 45 days to give the patent holder the opportunity to file an action for patent infringement. If a patent infringement suit is filed within the 45-day period, approval for the generic drug is held in abeyance for an additional 30 months or, if earlier, until final resolution of the patent infringement suit.

      Following Biovail's Orange Book listing that the diltiazem patent covers Tiazac, and its initiation of the Florida Litigation, on February 19, 2001, Andrx filed, under protest, its Paragraph IV certification claiming that its generic Tiazac did not infringe the diltiazem patent and, if the diltiazem patent in fact covered Tiazac, the patent was invalid. Biovail, as the Company's exclusive licensee, and under the Hatch-Waxman Act, had 45 days (until April 9, 2001) to initiate a patent infringement suit against Andrx if it determined that Andrx's generic drug infringes the diltiazem patent and wished to take advantage of the additional 30-month stay on approval of Andrx's generic Tiazac. Biovail filed such an infringement action against Andrx on April 5, 2001, citing the results of its preliminary analysis of Andrx's product and Andrx's failure to dispute that at least some of its product formulation is covered by the diltiazem patent. The Company is not presently a party to any phase of the Andrx-Biovail litigations.

      The outcome of the pending litigations cannot be predicted with any reasonable degree of assurance. If the diltiazem patent is not removed from the Orange Book, among other steps Andrx could (i) pursue its claims to have the Biovail license agreement invalidated or the diltiazem patent declared invalid and (ii) in response to Biovail's infringement action, claim that its generic drug does not infringe the diltiazem patent or, alternatively, counterclaim that the diltiazem patent is invalid. If the FDA determines to remove the diltiazem patent from the Orange Book, the foregoing steps (i) and (ii) could still be taken. The fact that Biovail has filed a patent infringement suit would in itself have no effect on the FDA's approval of Andrx's generic Tiazac, and Andrx would be free to market its generic Tiazac unless Biovail were able to obtain a preliminary injunction against such sales in its patent infringement suit. This is not intended as a summary of all litigation alternatives available to Andrx and Biovail.

      Nor can the effect, if any, of the litigation on the Company be predicted with any reasonable degree of assurance. It is possible that any one or more of the following could occur: (i) the Biovail License Agreement, if invalidated, would eliminate the Company's right to receive clinical development, milestone, royalty payments and other benefits accruing to the Company thereunder; (ii) Biovail having filed an infringement action against Andrx, the Company may be responsible for certain of Biovail's legal expenses, under the terms of the Biovail License Agreement, capped at $1.5 million, with regard to litigating its claim that Andrx's Tiazac generic infringes the diltiazem patent; (iii) if, as a result of a court or other ruling, the diltiazem patent is declared invalid, the Company would suffer the events noted in clause (i) as if the License Agreement were invalidated as well as the loss of any other potential value that could have been derived from the diltiazem patent; and (iv) the Company may be a necessary party to any litigation regarding the enforcement or validity of its diltiazem patent.

5. Pursuant to the Agreement, dated as of June 20, 2000, among the Company, EIS and holders of the Series C Preferred, the Company is required to make certain payments to the holders of the Series C Preferred in connection with a liquidation or certain other events stated therein.

                SCHEDULE 2.7 - UNDISCLOSED LIABILITIES (REVISED)

1.    See Schedule 2.6.

2. On March 8, 2001, following a request for investigation by Andrx, DOV received a letter from the Federal Trade Commission ("FTC") stating that it was "conducting a nonpublic investigation to determine whether Biovail Corporation or any other person is engaging in unfair methods of competition" in violation of the Federal Trade Commission Act, and that the "primary focus . . . is the legality of Biovail's recent [Orange Book] listing [of the DOV diltiazem patent]." The stated purpose of the FTC letter is to seek from DOV, on a voluntary, confidential basis, disclosure to the FTC of certain requested information related to the patent. Although the letter states that it should not be viewed as an accusation of wrongdoing, there can be no reasonable assurance as to any course of action the FTC may take with respect to DOV, Biovail, the Biovail License Agreement or any other person. DOV has furnished the FTC, in a timely fashion, all information so requested except, as permitted, attorney-client privileged material so described. On July 24, 2001, the FTC issued a formal subpoena to the Company regarding this matter but indicated that the document production called for could, if responsive, be satisfied by the Company's reply to the earlier informal FTC request for documents.

3. Under the Joint Development and Operating Agreement, dated as of January 21, 1999, among the Company, among Elan, EIS, DOV Newco and Nascime, (the "JOINT VENTURE"), Elan is permitted to terminate the license if DOV enters into a license agreement with a listed technological competitor--"Biovail" is so listed--provided that such competitor is thereby "materially engaged or involved with the business or development" of DOV. Other change of control termination rights exist in the event a technological competitor acquires at least 10% of the Company's voting stock or otherwise controls or influences in any material respect the management or business of DOV. Biovail neither holds nor has any options to acquire any voting shares of DOV. The Company has a number of compounds and patents and retains substantial control under the Biovail License Agreement to the one patent covered thereby. The Company therefore does not believe that it cedes material control or influence over its business to Biovail under such Agreement. The Biovail License Agreement is structured in a manner similar to that of a joint venture and gives both joint venture partners a veto over major decisions. For these and other reasons, DOV does not believe Elan's consent was required nor does it believe that Elan is entitled to terminate its license as a result of the Company's conclusion of the Biovail License Agreement without such consent. Nonetheless, a waiver from Elan was sought but the parties were unable to reach terms for the grant of such a waiver. Elan has not threatened to terminate the Joint Venture license as a result. If Elan were entitled to and did terminate its Joint Venture license by reason of the Biovail License Agreement, this could lead to a termination of the Joint Venture's business and a termination of the Company's license thereto as well, and each joint venture party would thereupon succeed to its original grant of rights plus the joint venture rights developed that relate predominately to its pre-license rights.

4. Subsequent to the January 12, 2001, out-licensing of the diltiazem patent, licensee Biovail listed that patent in the FDA's APPROVED DRUG PRODUCTS WITH THERAPEUTIC EQUIVALENCE EVALUATIONS, commonly known as the "ORANGE BOOK," and stated that the diltiazem patent covered Biovail's branded Tiazac formulation. The effect of this filing was to temporarily prevent Biovail's potential competitor, Andrx Pharmaceuticals, Inc. ("ANDRX"), from obtaining FDA approval of its abbreviated new drug application for a generic version of Tiazac and marketing that generic drug. As a result, Andrx filed an action in the U.S. District Court for the Southern District of Florida (the "FLORIDA LITIGATION") (and pending establishment of jurisdiction, a parallel action in the U.S. District Court for the District of Columbia) against Biovail Corporation International and certain U.S. Government parties seeking, among other relief, the de-listing of the diltiazem patent from the Orange Book.

      Andrx's initial pleadings in the Florida Litigation included a motion for preliminary injunction to require Biovail to de-list the diltiazem patent from the Orange Book, which on March 6, 2001, was denied on the grounds that Andrx had no private right of action to enforce the provisions of the Drug Price Competition and patent Term Restoration Act of 1984, commonly known as the Hatch-Waxman Act, and that only the federal government had the right to enforce the provisions of the Food, Drug and Cosmetics Act, of which the Hatch-Waxman Act is a part, or to restrain violations of the Food, Drug and Cosmetics Act.

      Under the Hatch-Waxman Act, an applicant for approval of a generic drug must, if it wishes to have its generic application proceed in the face of an Orange Book-listed patent claiming the pioneer drug, certify that its generic drug either does not infringe the patent stated to be applicable to the pioneer drug or that such patent is invalid. This is commonly known as a Paragraph IV certification. The Paragraph IV certification must be sent to the patent holder and the owner of the pioneer drug to which the listed patent is applicable. Approval of the generic drug is then held in abeyance for 45 days to give the patent holder the opportunity to file an action for patent infringement. If a patent infringement suit is filed within the 45-day period, approval for the generic drug is held in abeyance for an additional 30 months or, if earlier, until final resolution of the patent infringement suit.

      Following Biovail's Orange Book listing that the diltiazem patent covers Tiazac, and Andrx's initiation of the Florida Litigation, on February 19, 2001, Andrx also filed, under protest, a Paragraph IV certification under the Hatch-Waxman Act claiming that its generic drug did not infringe the diltiazem patent and, if the diltiazem patent in fact covered Tiazac, the patent was invalid. As noted above, Biovail, as the Company's exclusive licensee, had, under the Hatch-Waxman Act, 45 days (until April 9, 2001) to initiate a patent infringement suit against Andrx if it determined that Andrx's generic drug infringes the diltiazem patent and wished to avail itself of the additional 30-month stay on approval of Andrx's generic drug. Biovail filed such an infringement action against Andrx on April 5, 2001 (the "INFRINGEMENT LITIGATION").

      In both the Florida Litigation and the Infringement Litigation further pleadings were filed, including motions by Andrx for partial summary judgment that sought (i) de-listing of the diltiazem patent from the Orange Book and (ii) reduction or elimination of the 30-month stay imposed under the Hatch-Waxman Act. Andrx also filed an amended complaint in the Florida Litigation, which sought, among other relief, (i) delisting of the diltiazem patent from the Orange Book; (ii) invalidation the Biovail License Agreement based upon the assertion that it constituted an unreasonable restraint of trade or that such agreement constituted a conspiracy or an attempt to monopolize the market for calcium channel blockers, in each case in violation of the Sherman Antitrust Act, and to enjoin Biovail from fulfilling its obligations under or exercising its rights as a party to the such agreement; (iii) injunctive relief against Biovail for alleged tortious interference with business relations, for alleged conduct constituting negligence per se and for alleged acts stated to be in violation of Florida statutory and common law for unfair and deceptive trade practices; (iv) a declaration that its Andrx's generic Tiazac formulation does not infringe the diltiazem patent; (v) a declaration that the diltiazem patent is invalid; and (vi) a declaration that the 30-month stay imposed under the Hatch-Waxman Act be reduced or eliminated.

      Following numerous other motions filed in the aforementioned actions, including a motion to consolidate the Florida Litigation and the Infringement Litigation, which was granted, the Florida Court, on September 19, 2001, issued an opinion in the case that had the following results: (i) Andrx's motion for partial summary judgment to delist the diltiazem patent from the Orange Book was denied based upon the reasoning employed in the Florida Litigation at the preliminary injunction stage, namely, that there exists no private right of action outside of litigation instituted under the Hatch-Waxman Act; (ii) Andrx's state law claims for unfair and deceptive trade practices, tortious interference with business relations and negligence per se, which, according to the court, all rely on the existence of the patent listing requirements of the Hatch-Waxman Act, were dismissed due to their being preempted by federal law; (iii) Andrx's antitrust claims for conspiracy to restrain trade, conspiracy to monopolize, attempted monopolization and monopolization under the Shearman Antitrust Act, were held to survive Biovail's motions to dismiss on the ground that at this stage of the litigation Andrx had stated a claim sufficient to seek such requested relief; (iv) Andrx's claims for a declaration of noninfringement of the diltiazem patent and a declaration that the diltiazem patent is invalid were dismissed in the Florida Litigation as being premature owing to the court's previous decision that a private right of action does not exist outside of litigation instituted under the Hatch-Waxman Act, but were allowed to proceed as counterclaims in the Infringement Litigation; and (v) Andrx's motion for partial summary judgment to shorten or eliminate the 30-month stay under the Hatch-Waxman Act was granted, with the court ruling that the statutory stay should end on September 27, 2001, and that the FDA should approve Andrx's generic, based upon the court's finding that Biovail's actions in listing the diltiazem patent in the Orange Book and reformulating Tiazac to fall under the claims of the diltiazem patent ran afoul of its obligation to reasonably cooperate in expediting the (infringement) action under the Hatch-Waxman Act. Biovail has filed a notice of appeal from the court's ruling to shorten the 30-month statutory stay.

      The ultimate outcome of the consolidated case cannot be predicted with any reasonable degree of assurance. According to Andrx, the FDA has advised it that certain dosages of its generic Tiazac are ready for FDA approval, but that it requires additional information related to other strengths in order to make its approval determinations. Biovail has disputed the bioequivalence to Tiazac of the Andrx's generic. Nonetheless, it appears that Andrx's generic Tiazac will eventually be approved by the FDA and marketed for sale, thereby becoming a competitor in the market with Biovail's Tiazac. It is unclear at this stage what legal action, if any, Andrx will take. It is possible that Andrx could pursue any of or all the claims that have survived this most recent decision. Andrx could pursue its claims to have the Biovail license agreement invalidated based upon its assertions of alleged violations under the Shearman Antitrust Act, or Andrx could pursue its counterclaims that the DOV diltiazem patent is invalid or that its generic drug does not infringe the DOV diltiazem patent. The aforementioned options are not intended as a summary of all litigation alternatives available to Andrx and Biovail. The Company is not a party to any phase of the Andrx-Biovail litigation.

      Likewise, the effect, if any, of the litigation on the Company cannot be predicted with any reasonable degree of assurance. The September 19, 2001, opinion, while dismissing some claims, advances certain other claims against Biovail implicating the diltiazem patent and, arguably, could be viewed as increasing the risk to the Company that any one or more of the following could occur: (i) the Biovail License Agreement, if invalidated, would eliminate the Company's right to receive clinical development, milestone, royalty payments and other benefits accruing to the Company thereunder; (ii) Biovail having filed an infringement action against Andrx, the Company may be responsible for certain of Biovail's legal expenses, under the terms of the Biovail License Agreement, capped at $1.5 million, with regard to litigating its claim that Andrx's Tiazac generic infringes the diltiazem patent; (iii) if, as a result of a court or other ruling, the diltiazem patent is declared invalid, the Company would suffer the events noted in clause (i) as if the License Agreement were invalidated as well as the loss of any other potential value that could have been derived from the diltiazem patent; and (iv) the Company may be a necessary party to any litigation regarding the enforcement or validity of its diltiazem patent. Since, however, the Biovail License Agreement does not cover Tiazac, any capture by Andrx or others of Biovail's Tiazac market will not in itself have a direct impact on DOV's royalty or milestone revenues expected thereunder unless the DOV diltiazem patent or the Biovail License Agreement is invalidated by the court.

5. Pursuant to the Agreement, dated as of June 20, 2000, among the Company, EIS and holders of the Series C Preferred, the Company is required to make certain payments to the holders of the Series C Preferred in connection with a liquidation or certain other events stated therein.

                     SCHEDULE 2.8(b) - CERTAIN DEVELOPMENTS

                                      None.

                     SCHEDULE 2.8(f) - CERTAIN DEVELOPMENTS

Pursuant to the Duncan Agreement, Ms. Duncan shall become the Company's Chief Financial Officer and Vice President/Finance. See SCHEDULE 2.4(a).

                     SCHEDULE 2.8(g) - CERTAIN DEVELOPMENTS

Barbara Duncan has been hired as the Company's new Chief Financial Officer and as such will replace Jeff Margolis, who is the acting Chief Financial Officer, upon commencement of her employment. See SCHEDULE 2.4(a).

                     SCHEDULE 2.8(t) - CERTAIN DEVELOPMENTS

The Company had been in the process of negotiating a re-organization of certain terms of the Joint Venture. Such negotiations have been suspended.

             SCHEDULE 2.9(b) - ACCOUNTS RECEIVABLE; ACCOUNTS PAYABLE

1. The Company declines to represent that the Notes, whereby Elan funded certain amounts to the Joint Venture and the Joint Venture paid $10 million to Elan as a license fee, arose in bona fide arms length transactions in the ordinary course of business.

2.    [See attached list of accounts payable aged 60 days].

                  SCHEDULE 2.10 - TRANSACTIONS WITH AFFILIATES

1. Please refer to the Confidential Private Placement Memorandum, dated as of November 20, 2000, as amended and supplemented to date, the relevant portions of which are attached hereto.

2. Sandra Panem is an advisor to the Board, holds warrants to purchase 25,000 shares of Common Stock and also serves as a director of Synaptic Pharmaceutical, Inc., a competitor of the Company.

3. Upon the consummation of this transaction, Scientia will be issued warrants to purchase 10,000 shares of Common Stock. The Company and Scientia have entered into a consulting agreement, dated as of June 20, 2001.

4. The Company has sublicensed, on an exclusive, worldwide basis to Neurocrine, the sleep promoter compound (DOV 285,489) in an arrangement under which Neurocrine purchased 440,000 shares of series A convertible preferred stock of the Company. Such shares automatically converted into Common Stock at $4.42 per share in connection with the investment by EIS. In connection with the financing, Neurocrine issued to the Company 71,250 warrants to purchase Neurocrine common stock, of which (i) 14,250 warrants became exercisable as of June 30, 1998 at an exercise price of $8.040625 per share of the common stock of Neurocrine; and (ii) 57,000 warrants become exercisable on the start date of the first Pivotal Trial (as defined in the Warrant Agreement, dated as of June 30, 1998, between Neurocrine and the Company), exercisable at the Market Price (as defined therein) of the common stock on such date.

                 EXCERPTS FROM THE PRIVATE PLACEMENT MEMORANDUM

      ZOLA HOROVITZ, PH.D. - Dr. Horovitz has served as a director of the Company since January 1996. Dr. Horovitz currently serves as a director or on the advisory boards of Diacrin, Inc., Biocryst, Inc., Shire Pharmaceutical Group, Synaptic Pharmaceutical Company, Three Dimensional Pharmaceuticals Inc., Avigen, Inc. and Magainin Pharmaceutical, Inc. Before joining the Company, Dr. Horovitz served 35 years in various managerial and research positions at Bristol-Myers Squibb and its affiliates. At Bristol-Myers Squibb Dr. Horovitz served as vice president, business development and planning from 1991-1994, vice president, licensing in 1990, and vice president, research, planning and scientific liaison from 1985-1989. Dr. Horovitz received a BS in Pharmacy from the University of Pittsburgh in 1955 and his MS and Ph.D. in Pharmacology from the same institute in 1958 and 1960.

      PATRICK ASHE - Mr. Ashe has served as a director of the Company since 1999. He is currently vice president, commercial development at Elan Pharmaceutical Technologies, the drug delivery division of Elan Corporation plc. His responsibilities include the licensing of new technologies and products. He joined Elan in 1986 and has since served in a variety of business development and licensing capacities at Elan. He served as Elan's director, commercial development for Europe and other international markets until 1994, at which point he relocated to the U.S. to take up his current responsibilities for North American business development and licensing. Mr. Ashe also serves as a director of RTP Pharma Inc. Mr. Ashe was graduated from University College, Dublin with a
B. Sc. (Hon) in pharmacology in 1985 and completed his MBA at Dublin City University's Business School in 1994. He is based at Elan's offices in King of Prussia, PA.

      MARK LAMPERT - Mr. Lampert has served as a director of the Company since June 2000. He is the founder and general partner of the Biotechnology Value Fund, L.P., a San Francisco-based, private investment partnership as well as affiliated entities focused on the biotechnology industry. Prior to forming the fund in 1993, Mr. Lampert was a vice president at the investment banking firm Oppenheimer & Co., and worked for Cambridge NeuroScience and G.D. Searle & Co. He is a co-founder of Biotechnology Royalty Corp. Mr. Lampert is a director of Mendel Biotechnology and Athersys, Inc. He holds an A.B. in chemistry from Harvard College (1982) and an MBA from Harvard Business School (1988).

      JEFF ELIOT MARGOLIS - Mr. Margolis is the President of Aurora Capital LLC, (and the sole shareholder of Aurora Capital Corp., its managing member). Mr. Margolis founded Aurora in October 1994. Aurora Capital Corp. was registered with the SEC and became a member of the NASD in May 1995. Aurora Capital LLC succeeded to the business of Aurora Capital Corp. on September 16, 1998. From August 1992 through September 1994, Mr. Margolis was at D. Blech & Company Incorporated, an investment banking firm specializing in biotechnology companies. From March 1991 through July 1992 and previously from July 1981 through March 1989, he served as chief financial officer (and prior to that, controller) of the Fundamental Brokers group of companies, an international affiliated group of fixed income securities brokers. Mr. Margolis received his BA degree in political science (1977) and MBA in finance and accounting (1978) from the University of Rochester.

CERTAIN TRANSACTIONS

STRUCTURE OF JOINT VENTURE WITH ELAN CORPORATION, PLC

      On January 21, 1999, the Company, Elan and Elan International Services, Ltd., closed the Joint Venture transaction providing for (a) the formation of DOV Newco, Ltd., a Bermuda limited company (renamed DOV Bermuda, Ltd.), (b) the formation of Nascime, Ltd. (an Irish private limited company) to which the Company and Elan licensed certain technology and (c) equity and debt financing by Elan International of the Company's required participation in the Joint Venture.

      FORMATION AND CAPITALIZATION OF JOINT VENTURE. The Company, Elan and Elan International established the Joint Venture as the vehicle to develop, exploit and commercialize two of the Company's compounds, DOV 220,075

(the analgesic) and DOV 273,547 (the anxiolytic) using Elan's proprietary controlled release formulations (the "Products"). The Joint Venture's initial capitalization is $10 million, with the Company subscribing for 80.1% of the Joint Venture's capital stock for $8.01 million and Elan International subscribing for the remaining 19.9% for $1.99 million. The Company and Elan International have preemptive rights to participate in any equity offering by the Joint Venture in order to maintain their respective equity positions. The Joint Venture shares are subject to certain transfer restrictions.

      LICENSES TO JOINT VENTURE. Pursuant to the Joint Venture transaction, Elan granted the Joint Venture a non-exclusive license for $10 million to use its proprietary controlled release formulations in connection with the development and commercialization of the Products. For its part, the Company has granted the Joint Venture an exclusive sublicense to use DOV 220,075 (analgesic) and DOV 273,547 (anxiolytic). The Joint Venture will remit certain milestone payments to the Company to enable it to meet its milestone obligations pursuant to its license agreement with ACY, and the Joint Venture will pay both the Company and Elan royalties on net sales relating to DOV 220,075 and DOV 273,547. The Company (rather than the Joint Venture) is responsible for the payment of such royalties and other obligations. The Company retains the right to intravenous administration of the compounds, which is not included in the Joint Venture.

      MEANS OF COMPANY FUNDING OF JOINT VENTURE. The Company has funded its initial investment in the Joint Venture by issuing to Elan International the Exchangeable Debt, a convertible and exchangeable debt instrument in the principal amount of $8.01 million. The Exchangeable Debt has a term of six years from the Joint Venture closing and bears interest at 7% per annum, compounded semi-annually. The Exchangeable Debt is not prepayable without Elan International's approval, and interest accrues thereon and is added to principal. The Exchangeable Debt is senior to any other Company debt provided that the Company may issue senior institutional debt up to $1 million and may issue unlimited institutional debt on a PARI PASSU basis. In connection with the subsequent Biotechnology Value Fund Series C Preferred financing (see below), Elan International agreed that the Series C Preferred would be treated upon liquidation on a PARI PASSU basis with the principal amount of the Exchangeable Debt.

      ELAN INTERNATIONAL'S RIGHT TO INCREASE OWNERSHIP OF JOINT VENTURE. Elan International has the right to exchange the principal amount of the Exchangeable Debt into the number of shares of the Joint Venture capital stock that would increase its equity ownership in the Joint Venture to 50% from 19.9%. Upon exercise of such exchange right the accrued interest would remain an obligation of the Company, unless Elan International determines to exercise its conversion right (as described below) with respect thereto. Following exercise of the exchange right, Elan International would be required to reimburse the Company for a portion of total development costs paid by the Company to the Joint Venture so that the Company and Elan International funding from the Joint Venture closing is equal.

      COMPANY STOCK PURCHASE BY ELAN INTERNATIONAL. In connection with the Joint Venture transaction, Elan International purchased $3 million of the Company's Common Stock (324,090 shares) and Series B Preferred (354,643 shares, convertible on a one-for-one basis into Common Stock; preferred neither as to dividends nor upon liquidation) at $4.42 per share or an aggregate of 678,733 shares and the Company issued Elan International a six-year warrant to acquire up to an additional 75,000 shares of Common Stock at an exercise price of $5.52. Elan International has agreed that so long as the Exchangeable Debt and the Line of Credit Debt remain outstanding Elan International will own less than 10% of the Company's voting stock. While Elan International received anti-dilution protection against securities offerings below $3.68 per share of Common Stock, this protection expired in July 2000.

      If, in addition to its original stock purchase, Elan International elects to exercise (a) the conversion right with respect to the Exchangeable Debt at the end of its term (January 2005), (b) the conversion right with respect to the Line of Credit Debt at the end of its term (January 2005), assuming a maximum principal amount of approximately $2.4 million, that is, no further draw-downs through the six year term, and (c) its 75,000 warrants, it will have an equity position of approximately 37% and 34.5% of the Company (assuming a closing on the Minimum and Maximum Amounts, respectively, and no additional equity financing during the six-year term).

      ELAN INTERNATIONAL EXCHANGEABLE DEBT CONVERSION RIGHT. Beginning two years after the Joint Venture closing, that is, in January 2001, Elan International has the right to convert the Exchangeable Debt, together with accrued interest, into the number of shares of the Company's Common Stock or Non-Voting Stock at a conversion rate of $6.44.

      ONGOING JOINT VENTURE FUNDING. The Company and Elan International are required to contribute all necessary capital to support the Joint Venture's expenditures in accordance with their respective equity ownership of 80.1% and 19.9% in favor of the Company. Funding for the Company's capital contributions will be made available not only through the Joint Venture financing but, if necessary, through the $7 million Line of Credit Debt provided by Elan International. The Line of Credit Debt will become due six years from the Joint Venture closing and bear interest at 10% per annum, compounded semi-annually. The Line of Credit Debt will not be prepayable without Elan International's approval, and interest will accrue thereon and be added to principal. Elan International has the right to convert the Line of Credit Debt, together with accrued interest, into the number of shares of the Company's Common Stock or Non-Voting Stock at a conversion rate of $5.52.

      Application of funds from the Line of Credit Debt is restricted to the Joint Venture research and development costs. If either the Company or Elan International decides not to fund a Product that the Joint Venture has slated for funding, the party contributing capital toward such funding has the right to cause the Joint Venture to transfer such Product to it on standard and customary market terms. If one party but not the other ceases making capital contributions to the Joint Venture adequate to develop and commercialize the Products, the contributing party will acquire additional equity in the Joint Venture at reduced cost to compensate it for the additional capital contributed.

      NO COMPETITION. With certain exceptions, the Company, Elan and Elan International are restricted from competing with the Joint Venture by developing or commercializing a product with the same active ingredient as a Product. In addition, the parties are subject to certain change of control provisions. The Company has retained the right to intravenous formulations.

      JOINT VENTURE BOARD. The Joint Venture's board of directors has been comprised initially of five members, a majority of whom were appointed by the Company. However, Elan International's agreement will be required for all material acquisitions and specified material decisions. The Joint Venture board is required to appoint management as well as research and development committees.

      RESEARCH. The Company and Elan are required to undertake certain research and development work relating to the Products for which the Joint Venture will reimburse the Company and Elan for their actual costs incurred plus an additional 40% of such costs. Subcontracted services will be reimbursed at cost. It is estimated that the Joint Venture will require up to $10 million within the first 30 months of the Joint Venture closing to commence development of the Products.

      ADDITIONAL ELAN INTERNATIONAL RIGHTS. Elan International has a preemptive right associated with its Common Stock and Non-Voting Stock exercisable for four years from the Joint Venture closing to participate in any equity financing by the Company to enable Elan International to maintain its PRO RATA equity interest in the Company attributable to such Stock. In addition, so long as Elan International holds at least a 10% equity position in the Company, it will be entitled to elect one member to the Company's board of directors.

      REGISTRATION RIGHTS. The Company, with respect to the Joint Venture capital stock, and Elan International, with respect to both Company and the Joint Venture capital stock, have one demand and unlimited piggyback registration rights. The demand registration right is not exercisable until six months after an initial public offering.

OPERATIONS UNDER JOINT VENTURE

      The board of directors of the Joint Venture is comprised of five members, four appointed by the Company and one by Elan. Research is managed by a committee on which the Company and Elan have equal representation. In April 1999, three months after the Joint Venture formation, the board of directors approved a business plan presented by this committee. According to this business plan, Elan would be responsible for development of the controlled release formulation and the Company would be responsible for clinical development of the two Joint Venture compounds.

BIOTECHNOLOGY VALUE FUND AND RESERVOIR CAPITAL

      In January 2000, the Company agreed to raise equity capital from Biotechnology Value Fund, L.P. and affiliates. In May and June 2000, the Company consummated this transaction and raised for general working capital purposes $7.07 million from Biotechnology Value Fund, L.P. and Reservoir Capital Partners, L.P. and their affiliates. Such investors acquired the Company's Series C Preferred, convertible at $4.04 per share. In connection with this financing, Mark Lampert, a principal of Biotechnology Value Fund, joined the Company's board of directors. For certain terms of the Series C Preferred Stock, see "Description of Securities."

LIPPA AND BEER PERFORMANCE COMPENSATION

Drs. Lippa and Beer, in accordance with their employment agreements, may receive performance bonuses for arranging in-licensing and out-licensing of compounds and achieving certain milestones relating to clinical development.

OTHER INSIDERS EMPLOYED BY THE COMPANY

Dr. Lippa's daughter, Morgen Lippa, and Dr. Beer's son, Gary Beer, have each worked at the Company for approximately four years and today serve as controller/project manager and director data management, respectively, at salaries of $65,500.

OTHER SHAREHOLDERS

Aurora Capital has acted as financial advisor to the Company and its principal Jeff Margolis is acting chief financial officer of the Company. Mr. Margolis holds 33,630 shares of Common Stock and 73,071 warrants with exercise prices ranging from $4.04 per share (41,873 shares) to $4.42 per share (31,198 shares).

Joseph Siegelbaum, Marc Friedman and Robert Horton, who are attorneys with Goodwin, Procter & Hoar, the Company's counsel, have equity interests in the Company. Messrs. Friedman and Siegelbaum are the general partners of Frisie Associates, which owns 75,000 shares of Common Stock. Mr. Siegelbaum also holds directly 25,000 options exercisable at $4.00 per share. Mr. Horton holds 25,000 options exercisable at $4.50 per share. All three received their equity interests prior to joining the Company's current counsel.

                           SCHEDULE 2.12 - TAX MATTERS

Pursuant to the Employment Agreements of Drs. Lippa and Beer, each are entitled, in addition to basic compensation and bonuses, to certain incentive compensation, including (i) $50,000 for each in-licensing or out-licensing of a pharmaceutical compound developed by the Company; (ii) $10,000 for the achievement of certain milestones (as set forth therein). Each of Drs. Lippa and Beer holds stock options that if exercised could result in a taxable compensation event for the Company at the exercise price. As such, the total compensation for each of Drs. Lippa and Beer could, depending on the timing and amount of the exercise, amount to an excess of the limit set forth in Section 280G and/or 162 of the Code.

                       SCHEDULE 2.13 - MATERIAL CONTRACTS

1. License Agreement, dated as of May 22, 1998, between the Company and American Cyanamid Company ("ACY").

2. The Company has an agreement with Summit Bank to provide a line of credit, in the form of an overdraft allowance, up to $25,000.

3. Placement Agency Letter Agreement, dated as of January 15, 1999, as supplemented by a letter Agreement dated March 21, 2000, between Aurora and the Company.

4. Sublicense and Development Agreement, dated as of June 30, 1998, between the Company and Neurocrine.

5. Warrant Agreement, dated as of June 30, 1998 between the Company and Neurocrine.

6. Registration Rights Agreement, dated as of June 30, 1998, among Neurocrine and certain of its security holders, including the Company.

7. Employment Agreement, dated as of December 10, 1998, between the Company and Arnold Lippa.

8. Employment Agreement, dated as of December 10, 1998, between the Company and Bernard Beer.

9. Employment Agreement, dated as of July 1, 1999, between the Company and Stephen Petti.

10. Employment Agreement, dated as of July 12, 1999, between the Company and Paul Schiffrin.

11. Employment Agreement, dated as of July 10, 2000, between the Company and Phil Skolnick.

12. Warrant Agreement, dated as of January 21, 1999, between the Company and EIS. Pursuant to which EIS has the right to purchase Common Stock.

13. Joint Development and Operating Agreement, dated as of January 21, 1999, among the Company, EIS, Elan, DOV Newco and Nascime.

14. License Agreement, dated as of January 21, 1999, between Nascime and the Company.

15.   License Agreement, dated as of January 21, 1999, between Nascime and Elan.

16.   The Convertible Exchangeable Note.

17.   The Convertible Note.

18. Registration Rights Agreement, dated as of January 21, 1999, between the Company and EIS.

19. Registration Rights Agreement, dated as of January 21, 1999, among the Company, DOV Newco and EIS.

20. Letter Agreement, dated as of January 21, 1999, among the Company, DOV Newco, EIS, Elan and Nascime.

21.   The Company has issued 1,172,000 options to purchase Common Stock.

22.   The Company is party to various office equipment lease agreements.

23. The Company has issued securities to Neurocrine, EIS, and the holders of Series C Preferred pursuant to, respectively, a Preferred Sock Purchase Agreement, dated as of June 30, 1998, the EIS Purchase Agreement and the Preferred Stock Purchase Agreement, dated as of June 20, 2000, and while the issuance of securities pursuant to these agreements has closed, certain representations and warranties surviving the closing may be enforceable by respective purchasers thereto against the Company.

24. License, Research and Development Agreement (the "BIOVAIL LICENSE AGREEMENT"), dated as of January 12, 2001, by the Company and Biovail Laboratories Incorporated, a Barbados corporation ("BIOVAIL")(2).

25. Consultation Agreement, dated as of September 9, 1999, between the Company and Analgesic Development Ltd.

26. Consultation Agreement, dated as of September 9, 1999, between the Company and Dr. Eugene Laska.

27. Consultation Agreement, dated as of September 9, 1999, between the Company and Dr. Mitchell Max.

28. Consultation Agreement, dated as of September 9, 1999, between the Company and Dr. Marion Finkel.

29. Consultation Agreement, dated as of March 15, 1999, between the Company and Dr. Charles Kumkumian.

30.   The Company's 1998 and 2000 Plans.

- ----------
(2)   Elan Consent Withheld to Biovail License Agreement, please refer to
      SCHEDULE 2.7 for a description.

31. Private Placement Agreement, dated as of November 20, 2000, between the Company and Lazard.

32. EIS filed a UCC-1 financing statement with the New Jersey Secretary of State on February 3, 1999, whereby EIS has a lien on 6,020 shares of DOV Newco voting common stock, $1.00 par value, held by the Company in connection with the Joint Venture, together with all certificates representing any shares of capital stock issued in addition to, in substitution or in exchange for, or on account of any such shares.

33. Stockholder Agreement, dated as of June 20, 2000, among the Company, Arnold Lippa, Bernard Beer and the holders of Series C Preferred.

34. Registration Rights Agreement, dated as of June 20, 2000, among the Company and the holders of Series C Preferred.

35. Employment Agreement, dated as of January 4, 1999, between the Company and Gary Beer.

36. Employment Agreement, dated as of January 4, 1999, between the Company and Morgen Lippa.

37. Employment Agreement, dated as of August 2, 1999, between the Company and AnnMarie Dodson.

38. Employment Agreement, dated as of September 13, 1999, between the Company and Brenda Blowe.

39. Employment Agreement, dated as of November 21, 1999, between the Company and Margarita Strand.

40. Employment Agreement, dated as of February 3, 2000, between the Company and Jill E. Stark.

41. Employment Agreement, dated as of June 1, 2000, between the Company and Cynthia Gillman.

42. Employment Agreement, dated as of March 20, 2001, between the Company and Richard Vogel.

43. Employment Agreement, dated as of May 21, 2001, between the Company and Jenny Shun Lee Leung.

44. Employment Agreement, dated as of June 11, 2001, between the Company and David Levy.

45. Consultation Agreement, dated as of March 27, 2000, between the Company and Katja Nonhoff.

46. Consultation Agreement, dated as of August 7, 2000, between the Company and Thomas Henry.

47. Consultation Agreement, dated as of January 5, 2001, between the Company and Michael Linden.

48. Consultation Agreement, dated as of April 9, 2001, between the Company and Sheila Bess Beckett.

49. Consultation Agreement, dated as of April 20, 2001, between the Company and William DeGroat.

50. Consultation Agreement, dated as of May 7, 2001, between the Company and Assia Bromberg.

51. Consultation Agreement, dated as of May 23, 2001, between the Company and Stephen Koppel.

52. Consultation Agreement, dated as of June 10, 2001, between the Company and Piotr Popik.

53. Consultation Agreement, dated as of June 27, 2001, between the Company and Ken Jady.

54. Consultation Agreement, dated as of July 24, 2001, between the Company and Robert Fenichel.

55. Consultation Agreement, dated as of July 24, 2001, between the Company and Milestone Biomedical Associates.

56. Employment Agreement, dated as of July 30, 2001, between the Company and Barbara Duncan.

57. Employment Agreement, dated as of June 4, 2001, between the Company and Sheila Bess-Beckett.

58. Employment Agreement, dated as of October 16, 2000, between the Company and Eva Czoborne.

59. Employment Agreement, dated as of August 1, 2000, between the Company and Arlene Dudley.

60. Employment Agreement, dated as of June 27, 2000, between the Company and Pal Czobor.

61. Consulting Agreement, dated as of June 20, 2001, between the Company and Scientia.

62. As part of their Employment Agreements, or as separate agreements, each of the persons listed on SCHEDULE 2.18(a) No. 11 have entered into an assignment of inventions agreement with the Company.

                    SCHEDULE 2.14(a) - INTELLECTUAL PROPERTY

- --------------------------------------------------------------------------------
PATENT NUMBER/       NATURE/                               EXPIRATION DATE/
PATENT APPLICATION   DOV COMPOUND            ISSUE DATE/   POTENTIAL EXPIRATION
NUMBER               NUMBER                  FILING DATE   DATE
- --------------------------------------------------------------------------------
4,521,422            273,547                 6/4/1985      6/23/2003
                     285,489

                     *right to use
                     derives from ACY
                     License
- --------------------------------------------------------------------------------
4,900,836            273,547                 2/13/1990     2/1/2007
                     285,489

                     *right to use
                     derives from ACY
                     License
- --------------------------------------------------------------------------------
6,162,463            72,132                  12/19/2000    4/28/2018

                     *The Company
                     owns this patent
- --------------------------------------------------------------------------------
6,204,804            220,075                 3/20/2001     3/31/2015
                     216,303

                     *right to use
                     derives from ACY
                     License
- --------------------------------------------------------------------------------
09/758,883           21,947                  1/11/2001     1/11/2021
- --------------------------------------------------------------------------------

LICENSE AGREEMENTS

1.    License Agreement, dated as of May 22, 1998, between the Company and ACY.

2. Sublicense and Development Agreement, dated as of June 30, 1998, between the Company and Neurocine.

3. Joint Development and Operating Agreement, dated as of January 21, 1999, among EIS, Elan, DOV Newco, Nascime and the Company.

4. License Agreement, dated as of January 21, 1999, between Nascime and the Company.

5.    License Agreement, dated as of January 21, 1999 between Elan and Nascime.

6. License, Research and Development Agreement, dated as of January 12, 2001, between the Company and Biovail.

The Company has not conducted a trademark or trade name search regarding, and makes no representation or warranty with respect to, its corporate name DOV Pharmaceutical, Inc. or any variation or derivative form thereof, other than its right to use such name as a corporation in the State of Delaware.

                    SCHEDULE 2.14(b) - INTELLECTUAL PROPERTY

Please refer to SCHEDULE 2.7 for a discussion of the Andrx/Biovail litigation and the possible implications thereof upon the Company and the nonpublic investigation conducted by the FTC.

                    SCHEDULE 2.14(c) - INTELLECTUAL PROPERTY

1. Please refer to SCHEDULE 2.7 for a description of the Andrx/Biovail litigation.

2.    Please refer to SCHEDULE 2.14(a) for a listing of the License Agreements.

                    SCHEDULE 2.14(d) - INTELLECTUAL PROPERTY

Please refer to SCHEDULE 2.7 for a description of the Andrx/Biovail litigation.

                           SCHEDULE 2.15 - LITIGATION

Please refer to SCHEDULE 2.7 for a discussion of the Andrx/Biovail litigation and the possible implications thereof upon the Company and the nonpublic investigation conducted by the FTC.

                          SCHEDULE 2.16 - LABOR MATTERS

Please refer to SCHEDULE 2.8(g).

                  SCHEDULE 2.17 - PERMITS; COMPLIANCE WITH LAWS

Please refer to SCHEDULE 2.7 for a discussion of the nonpublic investigation conducted by the FTC.

                  SCHEDULE 2.18(a) - EMPLOYEE BENEFIT PROGRAMS

1. Group Medical Plan

2. Group Dental Plan

3. Group Life Insurance

4. Long-Term Disability Insurance

5. Worker's Compensation and Employer's Liability Insurance

6. Unemployment Insurance

7. 1998 Stock Option Plan

8. 2000 Stock Option and Grant Plan

9. Paid vacation, sick days, personal days and holidays

10. The following list of persons entered into employment agreements with the
Company:

      Sheila Bess-Beckett
      Bernard Beer
      Gary Beer
      Brenda Blowe
      Eva Czoborne
      Pal Czobor
      AnnMarie Dodson
      Arlene Dudley
      Barbara Duncan
      Cynthia Gillman
      Zola Horovitz
      Jenny Shun Lee
      David Levy
      Arnold Lippa
      Morgen Lippa
      Stephen Petti
      Paul Schiffrin
      Phil Skolnick
      Jill Stark
      Margarita Strand
      Richard Vogel

11. As part of their Employment Agreements, or as separate agreements, each of the following persons have entered into an assignment of inventions agreement with the Company:

      Sheila Bess-Beckett
      Bernard Beer
      Gary Beer
      Brenda Blowe
      Pal Czobor
      Eva Czoborne
      William De Groat
      AnnMarie Dodson
      Arlene Dudley
      Joe Epstein
      David Farb
      Cynthia Gillman
      Stacey Gillman
      Gerril Griffith
      Tom Henry
      Janet Jakubowitz
      Julius Kahn
      Zev Kahn
      Stephen Koppel
      Jenny Leung
      David Levy
      Michael Linden
      Arnold Lippa
      Morgen Lippa
      Katja Nonhoff
      Jeff Margolis
      Stephen Petti
      Loren Piccione
      Piotr Popik
      Mark Radin
      Paul Schiffrin
      Phil Skolnick
      Jill Stark
      Carol Stevenson
      Margarita Strand
      Richard Vogel

                       SCHEDULE 2.19 - INSURANCE COVERAGE

1. Management Liability Insurance Policy issued by Carolina Casualty Insurance Company, dated as of August 2001.

2. Commercial Umbrella Policy issued by Continental Casualty Company, dated as of April 30, 2001, which includes general liability, employer's liability and employee benefit liability coverage.

3. Products/Completed Liability Policy issued by Lexington Insurance Company, dated as of June 6, 2001.

              SCHEDULE 2.21 - CUSTOMERS; DISTRIBUTORS AND PARTNERS

1.    American Cyanamid Company

2.    Neurocrine Biosciences, Inc.

3.    Elan Corporation, Plc and Elan International Services, Ltd.

4.    Biovail Laboratories Incorporated

                  SCHEDULE 2.26 - INVESTMENT BANKING; BROKERAGE

1. In connection with the transactions contemplated by this Agreement, the Company will owe certain fees to Lazard as more particularly set forth in the Private Placement Agreement, dated as of November 20, 2000, between the Company and Lazard. Under an arrangement between Aurora and Lazard, Lazard will transfer certain of such fees to Aurora for its assistance in placement services.

                                    EXHIBIT A

                            DOV PHARMACEUTICAL, INC.

                  SERIES D PREFERRED INVESTORS ($10 PER SHARE)

- --------------------------------------------------------------------------------
                                               SERIES D PREFERRED
                INVESTORS                            SHARES           AMOUNT ($)
- --------------------------------------------------------------------------------
Merlin BioMed Private Equity Fund, L.P.              500,000           5,000,000
- --------------------------------------------------------------------------------
Oppenheimer Discovery Fund                           300,000           3,000,000
- --------------------------------------------------------------------------------
Biotechnology Value Fund, L.P.                        10,000             100,000
- --------------------------------------------------------------------------------
Biotechnology Value Fund II, L.P.                      4,000              40,000
- --------------------------------------------------------------------------------
Investment 10 LLC                                      2,000              20,000
- --------------------------------------------------------------------------------
BVF Investments LLC                                    9,000              90,000
- --------------------------------------------------------------------------------
Perceptive Life Sciences Master Fund Ltd.             50,000             500,000
- --------------------------------------------------------------------------------
Bruce Wainer                                          10,000             100,000
- --------------------------------------------------------------------------------
GA H & B MP PS F/B/O Aaron Harrison                   10,000             100,000
- --------------------------------------------------------------------------------
Integrated Risk Facilities Holdings, Inc.             10,000             100,000
- --------------------------------------------------------------------------------
Skip Klein III                                        10,000             100,000
- --------------------------------------------------------------------------------
Roger Samet                                            5,000              50,000
- --------------------------------------------------------------------------------
Ardara US Direct Investment Ltd.                     100,000           1,000,000
- --------------------------------------------------------------------------------
Dacha Capital, Inc.                                   20,000             200,000
                                                   ---------          ----------
- --------------------------------------------------------------------------------
                                                   1,040,000          10,400,000
                                                   =========          ==========
- --------------------------------------------------------------------------------

                                    EXHIBIT B

           [SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]

                                    EXHIBIT C

             [FORM OF AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT]

                                    EXHIBIT D

                    [FORM OF LIQUIDATION PROCEEDS AGREEMENT]

                                    EXHIBIT E

                     [FORM OF REGISTRATION RIGHTS AGREEMENT]

                                    EXHIBIT F

                          [FORM OF OPINION OF COUNSEL]